As filed with the Securities and Exchange Commission on March 8, 1996

                                                               Reg. No. 33-33686

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    Form S-1


                         Post-Effective Amendment No. 6
                                       to
                        Registration Statement under the
                             Securities Act of 1933


                                   ----------

                        The Guardian Real Estate Account
                                       of
                 The Guardian Insurance & Annuity Company, Inc.
                           (Exact name of registrant)

                                   ----------

                 The Guardian Insurance & Annuity Company, Inc.
                              201 Park Avenue South
                            New York, New York 10003
                                 (212) 598-8000
              (Address of registrant's principal executive offices)

                                   ----------

                          Richard T. Potter, Jr., Esq.
                 The Guardian Insurance & Annuity Company, Inc.
                              201 Park Avenue South
                            New York, New York 10003
                     (Name and address of agent for service)


                                    Copy to:

                              Stephen E. Roth, Esq.
                          Sutherland, Asbill & Brennan
                         1275 Pennsylvania Avenue, N.W.
                             Washington, D.C. 20004

                                   ----------

      If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ X ].

================================================================================

                              CROSS REFERENCE SHEET

                                     BETWEEN

                REGISTRATION STATEMENT ON FORM S-1 AND PROSPECTUS

                                  Item Number and Description                               Heading in Prospectus
                                  ---------------------------                               ---------------------

1.   Forepart of the Registration Statement and Outside Front Cover Page
        of Prospectus ...........................................................    Cover Page

2.   Inside Front Cover and Outside Back Cover Pages of Prospectus ..............    Inside Front Cover

3.   Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges ...    Summary; Risk Factors

4.   Use of Proceeds ............................................................    Investment Objectives and Policies of
                                                                                        the Account

5.   Determination of Offering Price ............................................    Not applicable

6.   Dilution ...................................................................    Not applicable

7.   Selling Security Holders ...................................................    Not applicable

8.   Plan of Distribution .......................................................    Distribution of the Contracts

9.   Description of Securities to be Registered .................................    Descriptions of GIAC and the Real
                                                                                        Estate Account; Descriptions of
                                                                                        the Investment Managers; Valuation
                                                                                        of Participating Interests and
                                                                                        Assets; Investment by Employee
                                                                                        Benefit Plans; Charges Against the
                                                                                        Account; Restrictions on
                                                                                        Withdrawals; Restrictions on
                                                                                        Contractowners' Investment in the
                                                                                        Account

10.  Interests of Named Experts and Counsel .....................................    Not applicable

11.  Information with Respect to the Registrant .................................    Descriptions of GIAC and the Real
                                                                                        Estate Account; Investment
                                                                                        Objectives and Policies of the
                                                                                        Account; The Account's Real
                                                                                        Estate-Related Investments;
                                                                                        Management's Discussion and
                                                                                        Analysis of Financial Condition
                                                                                        and Results of Operations;
                                                                                        Conflicts of Interest; Investment
                                                                                        Restrictions; Valuation of
                                                                                        Participating Interests and
                                                                                        Assets; Federal Income Tax
                                                                                        Considerations; State Regulation;
                                                                                        Legal Matters; Litigation;
                                                                                        Additional Information; Financial
                                                                                        Statements

12.  Disclosure of Commission Position on Indemnification for Securities Act
        Liabilities .............................................................    Not applicable

PROSPECTUS                                                           May 1, 1996


                                  THE GUARDIAN

                               REAL ESTATE ACCOUNT

     This Prospectus describes The Guardian Real Estate Account (the "Account" or the "Real Estate Account"), a separate account established by The Guardian Insurance & Annuity Company, Inc. ("GIAC"), a wholly owned subsidiary of The Guardian Life Insurance Company of America ("Guardian Life"). GIAC offers the Account as a real estate investment option under certain variable life insurance policies and variable annuity contracts ("Contract(s)") that it issues. The Contracts are described in other prospectuses. This Prospectus will always be accompanied by the prospectus for the type of Contract selected by the prospective purchaser.

     The Account's investment objectives are to: (1) preserve and protect the Account's capital; (2) provide for the compounding of income by reinvesting cash flow from investments; and (3) provide for increases over time in the amount of such income through appreciation in the value of its assets. The Account seeks to invest at least 65% of its assets in: (1) income-producing real property such as office buildings, shopping centers or industrial properties; (2) participating mortgage loans (which include participations in the appreciation and/or the revenues of the real properties that secure the mortgage loans); and
(3) real property purchase-leaseback transactions (which may include a participation feature). Another portion of the Account's assets, typically ranging between 20% and 25%, may be invested in other types of real estate-related investments, including conventional, non-participating mortgage loans. For liquidity, the remainder of the Account's assets (normally 10%-15%) will consist of cash and investments in short-term or intermediate-term debt instruments. However, GIAC reserves the right to increase this amount up to 30% of the Account's assets. The actual allocations among these different investments may vary from the percentages set forth above because there is no assurance that sufficient suitable investments will be found for the Account. There can be no assurance that the Account's investment objectives will be met.

     GIAC is responsible for the management of the Account. The Investment Committee of GIAC's Board of Directors monitors the Account's investments and reviews each real estate-related acquisition or disposition prior to approval. The Investment Committee makes the final determination as to whether or not to engage in any such transaction.

     The Account's real estate-related investments are primarily managed on behalf of GIAC by O'Connor Realty Advisors Incorporated ("O'Connor Realty"), which is wholly owned by The O'Connor Group, a New York-based

                                                        (continued on next page)

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

(continued from previous page)

real estate investment and management firm. The Account's cash and investments in short-term and intermediate-term debt instruments ("liquid securities") are managed on behalf of GIAC by Guardian Investor Services Corporation(R) ("GISC"), a wholly owned subsidiary of GIAC and the distributor of the Contracts.

     Values under the Contracts that are allocated to the Account will vary with the performance of the Account's investments. The only way to acquire interests in the Account is by owning one of GIAC's Contracts.

     THIS OFFERING INVOLVES CERTAIN RISKS. Investment in the Account involves a significant degree of risk, because its real estate-related assets may not be readily saleable on commercially reasonable terms, and because market conditions have made it increasingly difficult for O'Connor Realty to identify and acquire real estate-related assets deemed suitable for the Account. (See "Risk Factors.") Presently, the Account owns real properties in a limited number of geographic locations, which places it at a greater risk of being adversely affected by declines in property values than an account which has acquired properties in a greater number of geographic locations. Reductions in the valuations of the Account's real estate-related investments will have a correspondingly negative impact on Contract values which are allocated to the Account. Since the Account's real estate-related assets are not as liquid as the investments generally made by other variable life insurance and variable annuity separate accounts, GIAC restricts its Contract owners' rights to withdraw or transfer Contract values out of the Account. (See "Restrictions on Withdrawals.") In addition, the investments and operation of the Account may be subject to certain conflicts of interest. (See "Conflicts of Interest.") Please consider these risks before allocating Contract values to the Account.

     PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS ACCOMPANIED BY A CURRENT PROSPECTUS FOR THE RELATED CONTRACT.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

                                   Offered by

                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

       Executive Office:                       Customer Service Office:
     201 Park Avenue South                        3900 Burgess Place
   New York, New York 10003                  Bethlehem, Pennsylvania 18017
        (212) 598-8000                              (800) 221-3253

                        THE GUARDIAN REAL ESTATE ACCOUNT
                               PROSPECTUS CONTENTS


                                                                           Page
                                                                           ----
Summary .................................................................     4
Descriptions of GIAC and the Real Estate Account ........................     6
Descriptions of the Investment Managers .................................     7
Investment Objectives and Policies of the Account .......................     8
Risk Factors ............................................................    12
The Account's Real Estate-Related Investments ...........................    16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations .............................................    17
Investment by Employee Benefit Plans ....................................    20
Investment Restrictions .................................................    21
Conflicts of Interest ...................................................    21
Valuation of Participating Interests and Assets .........................    23
Borrowing by the Account ................................................    25
Charges Against the Account .............................................    25
Restrictions on Withdrawals .............................................    26
Restrictions on Contractowners' Investment in the Account ...............    27
Federal Income Tax Considerations .......................................    27
Distribution of the Contracts ...........................................    28
State Regulation ........................................................    28
Experts .................................................................    28
Legal Matters ...........................................................    28
Litigation ..............................................................    28
Additional Information ..................................................    28
Financial Statements ....................................................    28
Appendix A-Management of O'Connor Realty ................................   A-1
Appendix B-Management of GIAC and GISC ..................................   B-1


     The Account is subject to the informational requirements of the Securities Exchange Act of 1934, so it files reports and other information with the Securities and Exchange Commission ("SEC"). All reports and information filed by the Account can be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at the following addresses: 230 South Dearborn Street, Chicago, Illinois 60604 and 75 Park Place, New York, New York 10007.


                            Reports to Contractowners

     GIAC will mail an annual report to each Contractowner who allocates a portion of his or her Contract value to the Account. This annual report will contain the Account's audited financial statements and such other information as may be required by applicable law or regulation.

                                     SUMMARY

     This Prospectus describes The Guardian Real Estate Account (the "Account" or the "Real Estate Account"). The Guardian Insurance & Annuity Company, Inc. ("GIAC") established the Real Estate Account as a separate account under Delaware insurance law. Owners of certain variable life insurance policies and variable annuity contracts ("Contract(s)") issued by GIAC may allocate some or all of their net premiums or transfer some or all of their Contract values to the Account. Thereafter, the values and benefits under their Contracts which are attributable to their interests in the Account will reflect the Account's investment experience, whether favorable or unfavorable. Under Delaware law, the assets of the Account are not chargeable with liabilities arising out of any other business conducted by GIAC. This Prospectus must be accompanied by, and should be read in conjunction with, the prospectus for the type of Contract selected by the Contractowner. Special considerations may apply to investments in the Account under Contracts purchased in connection with qualified retirement and other employee benefit plans. (See "Investment by Employee Benefit Plans.")

     The investment objectives of the Account are to: (1) preserve and protect the Account's capital; (2) provide for the compounding of income by reinvesting cash flow from investments; and (3) provide for increases over time in the amount of such income through appreciation in the value of the Account's assets. (See "Investment Objectives and Policies of the Account.") There can be no assurance that the Account's investment objectives will be attained.

     The Account seeks to invest at least 65% of its assets in income-producing real property, participating mortgage loans (mortgages providing for participation in the revenues generated by or the appreciation of the underlying property or both) and purchase-leasebacks. It is expected that the majority of these real estate-related investments will be in income-producing real property, such as office buildings, shopping centers or industrial properties. A portion of the Account's assets (ordinarily 10%-15%) will consist of cash and investments in short-term or intermediate-term debt instruments. The remainder of the Account's assets may be invested in other types of real estate-related investments, including conventional, non-participating mortgage loans. The actual allocations among these different investments may vary from the percentages set forth above because there is no assurance that sufficient suitable investments will be found for the Account.

     Investment in the Account involves significant risks. These include the risk of fluctuating real estate values, the risk that the Account will not achieve sufficient geographic and functional diversification to protect it against possible adverse performance by certain of its real estate-related investments, and the risk that the appraised or estimated values of the Account's real estate-related investments will not be realized upon their disposition. Many of the Account's real estate-related investments will not be quickly convertible into cash through disposition on commercially reasonable terms, so the Account should be viewed only as a long-term investment. Moreover, a Contractowner should be aware that there are restrictions on the amount which may be withdrawn or transferred from the Account, and that GIAC has reserved the right to defer payment of any Contract benefits, other than guaranteed death benefits, funded by the Account (such as cash surrender values, loan proceeds, transfers, partial withdrawals, and death benefits in excessof the guaranteed death benefit) for up to six (6) months, although GIAC does not expect to do so. (See "Restrictions on Withdrawals.") Prompt payment of any guaranteed death benefit will not be affected by a Contractowner's investment in the Account. (See "Risk Factors.")

     Despite its reservations of rights regarding deferral of payments from the Account, GIAC believes the Account will be sufficiently liquid to satisfy all anticipated requests for the payment of Contract benefits and to effect withdrawals and transfers out of the Account as permitted by the Contracts. The Account will normally maintain approximately 10%-15% of its assets in cash and short-term and intermediate-term marketable debt instru-ments, and expects to have income streams from its real property investments, mortgage loans, and purchase-leasebacks. Moreover, the Account may borrow funds in order to increase its liquid assets. The Account may also borrow for purposes of increasing its portfolio of real estate-related investments. (See "Borrowing by the Account.")

     The investment managers of the Account are O'Connor Realty Advisors Incorporated ("O'Connor Realty") and Guardian Investor Services Corporation ("GISC"). O'Connor Realty provides various management services with respect to the real estate-related investments of the Account, though from time to time GIAC may provide such services with respect to selected real estate-related assets. GISC provides services with respect to the assets maintained in cash and short-term and intermediate-term marketable debt instruments. The Account's investment managers are subject to potential conflicts of interest in connection with the services which they provide to the Account. (See "Conflicts of Interest.") The Investment Committee of GIAC's Board of Directors reviews every acquisition or disposition of the Account's real estate-related assets and makes the final determination as to whether or not to engage in each transaction.


     GIAC charges the Account a daily fee for investment management services which amounts to one percent (1.0%) per year of the Account's average daily assets managed by O'Connor Realty and one-half percent (0.50%) per year of the Account's average daily assets managed by GISC. No fee is expected to be charged against the Account in connection with such services which may be provided by GIAC. In addition, ordinary actual operating expenses of the Account such as the costs of property appraisals (whether or not performed by O'Connor Realty), legal, accounting and auditing expenses, and certain expenses of O'Connor Realty and GISC are charged against the assets of the Account.


     The Account is currently available to owners of single premium variable life insurance policies and variable annuity contracts issued by GIAC. The Account may be offered to other types of Contracts in the future. Although Contract charges differ among the GIAC products which offer the Account as an investment option, particular Contract charges will not change in response to the allocation decisions of a Contractowner. A variable life insurance Contractowner who elects to invest some or all of his or her net premium in the Real Estate Account will be subject to the same sales load, the same cost of insurance rates and the same mortality and expense risk charges as he or she would be if the net premium were invested in that Contract's other investment options. The applicable Contract prospectus should be consulted for a more detailed description of Contract charges. At present, the Account has established subdivisions as a mechanism for maintaining records regarding the charges applicable to different Contracts. (See "Charges Against the Account.")

                DESCRIPTIONS OF GIAC AND THE REAL ESTATE ACCOUNT

The Guardian Insurance & Annuity Company, Inc.


     GIAC was organized in 1970 in the State of Delaware as a stock life insurance company. It is currently licensed to sell life insurance and annuities in all 50 states and the District of Columbia. As of December 31, 1995, GIAC had total assets of over $5.0 billion. GIAC's current financial statements appear in the accompanying Prospectus for The Guardian Separate Account B (Value Plus) and in the Statement of Additional Information for The Guardian Separate Account D (The Guardian Investor(R) and The Guardian Investor(R) Group Program). The financial statements of GIAC contained in these documents do not bear upon the Account's investment experience.

     GIAC is wholly owned by Guardian Life, a mutual life insurance company founded in 1860 under the laws of the State of New York. As of December 31, 1995, Guardian Life had total assets in excess of $10.9 billion and ranked among the 20 largest mutual life insurance companies in the United States. To date, Guardian Life has invested $139 million in GIAC. Guardian Life may, from time to time, make additional capital contributions to GIAC as needed to enable GIAC to meet its reserve requirements and expenses in connection with its business. However, Guardian Life is under no obligation to make such contributions and its assets do not back the benefits payable under any Contracts issued by GIAC.

     GIAC is responsible for the overall management of the Account. GIAC's Board of Directors has created an Investment Committee which is responsible for establishing the Account's investment objectives, policies and restrictions, and approving the acquisition or disposition of the Account's real estate-related investments. The Investment Committee is also responsible for monitoring the services furnished to the Account by its investment managers. The Investment Committee currently consists of four GIAC directors, three of whom are also employees of Guardian Life.


     For information about the directors and executive officers of GIAC and the members of GIAC's Investment Committee, see Appendix B to this Prospectus.

The Guardian Real Estate Account

     GIAC's Board of Directors established the Real Estate Account under Delaware insurance law as a separate investment account in December 1987. The Account holds assets that are segregated from all of GIAC's other assets. The Account is used only to support those variable benefits payable under the Contracts that are funded by this real estate investment option.

     GIAC's obligations to its Contractowners and their beneficiaries are general corporate obligations. GIAC is the legal owner of the assets in the Account. GIAC will at all times, however, maintain assets in the Account with a total market value at least equal to the amounts credited under this real estate investment option to all the Contracts participating in the Account. These assets may not be charged with liabilities which arise from any other business conducted by GIAC. In addition to assets which are attributable to Contractowner interests in the Account, the Account's assets may include amounts which are attributable to funds contributed by GIAC or an affiliate, and the accumulation of charges GIAC makes against the Account. GIAC may withdraw accumulated charges from the Account.

     GIAC has been authorized by its Board of Directors to invest up to $25 million in the Account to acquire assets which may be approved for the Account, or to meet liquidity needs. While GIAC has contributed to the Account in the past for these purposes, there can be no assurance that GIAC will make additional contributions in the future. In addition, GIAC has reserved the right to withdraw or redeem some or all of its contributions to the Account and any related net income. GIAC will not exercise this right unless it is satisfied that such a withdrawal will not adversely affect the interests of Contractowners and all legal requirements are met.

     Unlike the other separate accounts funding the Contracts, the Account is not registered with the SEC under the Investment Company Act of 1940 (the "1940 Act") as an investment company. The participating interests in the Account are registered with the SEC under the Securities Act of 1933. For state law purposes, the Account is treated as a part or division of GIAC. Contractowners have no voting rights with respect to the Account.

     As described above, the Account is under the control of GIAC, and the Board of Directors and officers of GIAC are responsible for its management. No salaries are paid by the Account since the Account does not employ any person. The Account's financial statements appear in this Prospectus.

                     DESCRIPTIONS OF THE INVESTMENT MANAGERS

     GIAC's Board of Directors, through its Investment Committee, oversees the services provided by the manager of the Account's real estate-related assets. The Investment Committee is responsible for approving all real estate-related transactions on behalf of the Account. GIAC has entered into agreements with the investment managers named below who provide assistance in selecting, managing and disposing the Account's investments.

O'Connor Realty Advisors Incorporated

     O'Connor Realty, 399 Park Avenue, New York, New York 10022, is a Delaware corporation and an investment adviser registered with the SEC under the Investment Advisers Act of 1940. O'Connor Realty manages real estate accounts for pension funds.


     O'Connor Realty is wholly owned by J.W. O'Connor & Co., Inc., a Delaware corporation that acquires, manages and redevelops large scale commercial properties. As of December 31, 1995, J.W. O'Connor & Co., Inc. and O'Connor Realty managed or advised real estate assets valued at approximately $7.5 billion. J.W. O'Connor & Co., Inc. currently employs 164 professionals.




     O'Connor Realty generally arranges and supervises the day-to-day administration and management of the Account's real estate-related investments. O'Connor Realty also recommends properties for acquisition or disposition in reports to the Investment Committee of the GIAC Board of Directors. The Account will not retain affiliates of GIAC or O'Connor Realty to provide property management services.

     To mitigate against conflicts of interest that may arise from O'Connor Realty's obligations to the Account and its other clients, O'Connor Realty adheres to a specific Conflicts of Interest policy which has been accepted by GIAC. (See "Conflicts of Interest.")


     For information about the directors and executive officers of O'Connor Realty who are involved in the management and administration of the Account's real-estate related assets, see Appendix A to this Prospectus.


Guardian Investor Services Corporation


     GISC, 201 Park Avenue South, New York, New York 10003, is a New York corporation that is wholly owned by GIAC. GISC is registered as an investment adviser under the Investment Advisers Act of 1940, and currently manages over $3.5 billion for several Guardian-sponsored mutual funds. GISC is also registered as a broker-dealer under the Securities Exchange Act of 1934. As such, GISC is the principal underwriter and distributor of the Guardian-sponsored mutual funds and of the variable annuities and variable life insurance policies issued by GIAC.


     GISC is  responsible  for the  day-to-day  management  of the  Real  Estate
Account's   portfolio   of   cash,   cash   equivalents   and   short-term   and
intermediate-term debt instruments. (See "Investments for Liquidity Purposes.")

     For information about the directors and officers of GISC, see Appendix B to this Prospectus.

                INVESTMENT OBJECTIVES AND POLICIES OF THE ACCOUNT

Overview

     The Account seeks to invest at least 65% of its assets in income-producing real property, participating mortgage loans and real property purchase-leasebacks. The largest portion of these real estate-related investments will be in income-producing real property, such as office buildings, shopping centers or industrial properties. (See "Investments in Real Property," "Investments in Mortgage Loans" and "Investments in Purchase-Leasebacks.")

     For liquidity purposes, ordinarily 10% to 15% of the Account's assets will be maintained in cash or invested in short-term and intermediate-term debt obligations. However, this amount may be increased to 30% of the Account's assets under certain circumstances. (See "Investments for Liquidity Purposes.")

     The  remainder  of the  Account's  assets may be invested in other types of
real  estate-related  investments,  including  conventional,   non-participating
mortgage loans. (See "Investments in Mortgage Loans.")

     The actual allocations among these different investments may vary, and GIAC reserves the right to deviate from the percentages set forth above to respond to market conditions, or under any other circumstances if it deems such action to be advisable in light of the Account's investment objectives or liquidity considerations. However, the Account intends only to make investments which will not result in it being deemed an investment company under the 1940 Act.

General Investment and Operating Policies of the Account

     The Account does not intend to invest in any properties, mortgage loans, or purchase-leasebacks with a view to making short-term profits from their sale. However, the Account may dispose of its real estate-related investments to the extent such disposition is necessary to meet its cash requirements or where it is deemed to be desirable because of market conditions or otherwise. Any proceeds from the disposition of assets (and any cash flow from operations) which are not necessary for the Account's operations and which are not distributed pursuant to the Contracts will be reinvested by the Account.

     In making investments in properties, mortgage loans or purchase-leasebacks, the Account typically will not receive an independent appraisal prior to entering into the applicable transaction. After acquisition, however, the properties owned and mortgage loans held by the Account will normally be appraised annually by local independent appraisers who are members of a nationally recognized society of appraisers. Each such appraisal shall be maintained in the records of the Account for at least five years. It should be noted that appraised values are opinions and, as such, may not represent the true worth or realizable value of the property being appraised. GIAC and O'Connor Realty reserve the right to make annual appraisals on some or all of these investments internally. Internal appraisals may not be as costly to the Account as independent appraisals. Nevertheless, GIAC and O'Connor Realty presently intend to use independent appraisals on all such investments of the Account. (See "Conflicts of Interest" and "Valuation of Participating Interests and Assets" for information on the possible risks associated with internal appraisals.)

     The Account will ordinarily purchase properties on an unleveraged basis, and the properties acquired will typically be free and clear of mortgage indebtedness immediately after their acquisition. The Account may, however, acquire properties subject to existing mortgage loans held by unaffiliated lenders. In addition, while the Account will generally not mortgage its properties or acquire properties partly with the proceeds of purchase money mortgage loans, it may borrow up to 75% of the value of a property if GIAC deems such action consistent with the Account's investment objectives. Where the Account does mortgage its properties, it will, of course, bear the expense of mortgage payments. The Account will not obtain financing from GIAC or O'Connor Realty or any of their affiliates. (See "Borrowing by the Account.")

     The   Account   may   invest   in   properties,    mortgage    loans,    or
purchase-leasebacks through joint ventures with unaffiliated parties.

     GIAC and the investment managers intend to manage the Account to comply with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended and its related rules and regulations (the "Code"). Regulations under Section 817(h) provide that a separate account's assets will be deemed to be adequately diversified if: (1) no more than 55% of such assets are invested in any one investment; (2) no more than 70% of such assets are invested in any two investments; (3) no more than 80% of such assets are invested in any three investments; and (4) no more than 90% of such assets are invested in any four investments. All interests in the same real property project are treated as a single investment. The Account must meet this test within 30 days of the end of each calendar quarter.

     O'Connor Realty will use its discretion in recommending whether to foreclose on defaulting borrowers or to evict defaulting tenants from properties held by the Account and managed by O'Connor Realty. In making any such recommendation, O'Connor Realty will consider the best interests of the Account in maintaining the value of the investment. GIAC retains the right to make the ultimate decision on foreclosure, eviction and other recommended enforcement actions.

     Property management services generally will be required to operate properties which are owned by the Account. With respect to mortgage loans owned by the Account, general mortgage loan servicing, including assistance in exercising default remedies or foreclosing on non-performing mortgage loans, may be required. O'Connor Realty will not provide or engage an affiliate to provide property management, loan servicing, or other services to the Account.

     Finally, GIAC monitors the proportion of the Account's assets that are placed in various types of investments to ensure that the Account complies with its investment objectives and policies. When suitable real estate-related assets cannot be found, the Account may invest a significant portion of its assets in U.S. government instruments. Since the Account is structured so it will not be subject to registration or regulation under the 1940 Act, it may be precluded from making investments in other types of securities, even though such investments might produce favorable returns.

     Following are descriptions of the types of real estate-related investments that the Account may make. Please see "Risk Factors" for additional information.

Investments in Real Property

     A. Acquisition and Disposition

     The Account's principal type of real estate-related investment is existing (including newly constructed) income-producing office, retail and industrial properties. Potential property acquisitions will typically be identified by O'Connor Realty. Information about all proposed acquisitions and dispositions of real estate-related investments will be submitted for review and approval by the Investment Committee of GIAC's Board of Directors.

     Although it has not been deemed appropriate to establish percentage limitations on the type and location of properties that may be acquired by the Account, GIAC intends to diversify the Account's real estate-related investments both as to the type of property acquired and its geographic location. It cannot be assured, however, that sufficient real estate-related assets will be identified or acquired to meet this goal.

     To attain its stated objectives, the Account must acquire properties which will generate cash in excess of its gross operating expenses. For this reason, the Account seeks properties with operating histories that include estab-lished rent and expense schedules or new properties which are expected to generate reliable income from creditworthy tenants on long-term leases. However, the Account may also acquire recently constructed properties from sellers who may have agreed to provide for certain minimum levels of income for a specified period. Upon the expiration of or default under these agreements, there can be no assurance that the Account will be able to maintain the level of operating income previously experienced.

     The real estate properties acquired by the Account will generally be completely constructed and operating. Accordingly, the Account will not usually be subject to the risks of development or construction inherent in the purchase of unimproved real estate. From time to time, however, the Account may invest in a developmental real estate project deemed consistent with the Account's objectives, and the Account will then be subject to those risks.

     B. Property Management

     It is anticipated that the Account will, in most cases, retain local property management companies to manage its real properties. Generally, the investment manager will oversee the local manager's activities, establish accounting requirements, periodically inspect and review the operations of the properties and set and monitor budgets. In addition to day-to-day management of the property, the local management company will generally have responsibility for supervising any on-site personnel, negotiating maintenance and service contracts, recommending major repairs, replacements or capital improvements, reviewing market conditions to recommend rental rates, and marketing the property to obtain and maintain good occupancy by responsible tenants. The fees of the local management company will reduce the cash flow from the property to the Account.

Investments in Mortgage Loans

     A. Types of Mortgage Loans

     The Account may invest in conventional commercial mortgage loans that pay fixed or variable rates of interest and, to the extent available, "participating" mortgage loans. The Account's mortgage loans will typically be secured by commercial properties, such as office buildings, shopping centers and industrial properties, which have a demonstrable income-producing potential. Generally, such mortgage loans will not be personal obligations of the borrower nor be insured or guaranteed by governmental agencies or others. The Account will not make mortgage loans to affiliates of O'Connor Realty or GIAC.

          1. First Mortgage Loans. First mortgage loans provide purchase money or other financing to a property owner, and are secured by such property. First mortgage loans may provide for a variety of principal and interest payments to the lender, including interest-only payments and balloon payments. The yields on traditional first mortgage loans have historically been lower than the yields on wraparound mortgage loans on the same types of property (see below). However, first mortgage loans which provide for variable interest rates, equity participations and similar devices may have higher yields than wraparound mortgages.

          2. Participating Mortgage Loans. The Account will also seek to make mortgage loans which permit the Account to participate in the economic benefits of the underlying property. Participations are available in several forms, including interests in a percentage of the underlying property's gross or net revenues, or interests in a percentage of any increase in value realized through the sale, refinancing or reappraisal of the property. Participations may also involve options to acquire mortgaged property or an undivided interest in such property. When the Account negotiates the right to receive a percentage of a property's revenues, the interest rate associated with the mortgage will generally be lower than would otherwise be the case. Such percentage participations are generally activated when revenues exceed a certain base amount, which may be subject to adjustment for increases in real property taxes or similar charges. The form and extent of any participations will vary with each transaction. The Account intends to use participations as a hedge against inflation when rental rates and property values increase. There can be no assurance, however, even allowing for inflation, that the Account will benefit from participations.

          3. Wraparound Mortgage Loans. Wraparounds are mortgage loans on income-producing real properties which are already subject to prior mortgage indebtedness. A wraparound mortgage loan's principal amount equals the outstanding prior mortgage balance plus the amount advanced in the wraparound transaction. This arrangement provides the owner of a property with additional funds without disturbing the existing loan. The Account will require its wraparound mortgagors to make all principal and interest payments on their pre-existing loans to the Account, which will, in turn, pay the holders of the prior mortgages. The lien of a wraparound mortgage loan is necessarily junior to prior mortgage indebtedness.

          4. Junior Mortgage Loans. Junior mortgage loans are subordinate to one or more prior mortgage liens on a real property, and generally, but not in all cases, provide for repayment before the senior mortgages are amortized. Recourse on such loans can include the encumbered real property and may also include other collateral or personal guarantees by the borrower.

     B. Standards for Mortgage Loan Investments

     Prior to authorizing the Account to make a mortgage loan, the Investment Committee of GIAC's Board of Directors will have been provided with summary information regarding the fair market value of the underlying real estate and other matters, including the condition and use of any improvements to the property; the property's operating history, tenant mix and income-producing capacity; and the quality, experience and creditworthiness of the borrower. In general, the amount of each mortgage loan made by the Account will not exceed, when added to the amount of any pre-existing indebtedness, 75% of the property's estimated or appraised value.

     C. Managing Mortgage Loan Investments

     The Account may sell its mortgage loans prior to maturity if such action is approved by GIAC and is consistent with the Account's investment objectives. GIAC may also extend the maturity of any mortgage loan made by the Account, consent to the sale of a property that is subject to a mortgage loan provided by the Account, finance the purchase of a mortgaged property by making a new mortgage loan to another buyer (either with or without requiring the repayment of the Account's prior mortgage loan), renegotiate the terms of a mortgage loan, or otherwise manage the mortgage loans made by the Account.

Investments in Purchase-Leasebacks

     In a real property purchase-leaseback transaction, the Account will typically purchase the land on which income-producing improvements are constructed and simultaneously lease the land back to the seller under a long-term ground lease. The Account's leasebacks will involve properties similar to those on which it will make mortgage loans. Ground leases may be for terms ranging up to 99 years and may provide for base rental payments in escalating amounts.

     In addition to rental payments, the Account will seek additional income from its leaseback transactions in the form of participations. The participations may involve interests in specified increases in the ground lessee's revenues, a percentage of the proceeds of certain mortgage financings or refinancings (particularly those which are not used for construction or to reduce existing mortgage indebtedness), or a percentage of the proceeds from the eventual sale of the property.

     The Account may invest in leasebacks which are subordinated to other interests in the land, buildings, and improvements. In those situations, the Account's leaseback interest will be subject to greater risks.

     Generally, under the terms of the ground lease, the land tenant will operate, or provide for the operation of the property and be responsible for the payment of all costs, including taxes, mortgage debt service, maintenance and repair, and insurance. Upon termination of the ground lease, the improvements may become the property of the Account, although as indicated above, the ground lease may be for a substantial period of time, so there can be no assurance that the improvements will then have value.

     The Account may also grant to the ground lessee an option to acquire the land after a period of years. The option's exercise price will typically reflect the fair market value of the land, as encumbered by the lease, the property's gross revenues, and other objective criteria.

     The Investment Committee will analyze valuation, use, borrower and operating information before authorizing the Account to enter into leaseback transactions. The Account will not acquire the land if the purchase price plus any acquisition expenses is more than 100% of the estimated or appraised value of the land. The Account may dispose of its leasebacks if deemed advisable and consistent with the Account's investment objectives.

Investments for Liquidity Purposes

     The Account will maintain a certain percentage of its total assets, usually 10%-15%, in cash, cash equivalents, short-term debt instruments and intermediate-term debt instruments. GIAC reserves the right to increase this amount up to 30% of the Account's assets. Such an increase could occur, for example, because of a rapid influx of Contractowners' funds, or as funds accumulate pending investment in real estate-related assets, or because of a perceived need to increase the Account's liquidity.


     The short-term debt instruments held by the Account will be similar to those bought and sold by The Guardian Cash Fund, Inc., which is a money market mutual fund. The intermediate-term debt instruments held by the Account will be similar to those bought and sold by The Guardian Bond Fund, Inc., which invests in investment grade corporate and other debt instruments, and U.S. government securities. The investment objectives, policies, risks and expenses of these Funds are described in separate prospectuses. Like this prospectus, the prospectuses for The Guardian Cash Fund, Inc. and The Guardian Bond Fund, Inc. must accompany the prospectus for the Contract which a prospective purchaser proposes to buy.


     When suitable real estate-related assets cannot be found, the Account may invest a significant portion of its assets in U.S. government instruments. Since the Account is structured so it will not be subject to registration or regulation under the 1940 Act, the Account may be precluded from making investments in other types of securities even though such investments might produce more favorable returns for the Account.

                                  RISK FACTORS

     The risks associated with allocating or transferring Contract values to the Real Estate Account generally correspond to the risks associated with the types of investments it makes. These risks are summarized below. In addition, see "Valuation of Participating Interests and Assets" and "Conflicts of Interest."

Liquidity of Investments

     Because the Account will invest primarily in real estate, its assets will not be as liquid as the investments generally made by the other separate accounts through which GIAC issues its variable life insurance policies and variable annuity contracts. However, the Account will ordinarily hold 10%-15% of its assets in the form of cash and marketable short-term or intermediate-term debt instruments. The primary purpose for such investments is to maintain sufficient liquidity to make any requested or required payments under the Contracts and to meet the operational expenses of the Account. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations," for additional information about the Account's liquid investments.) The Account may also borrow funds to meet its liquidity needs. (See "Borrowing by the Account.") Any such borrowing will, of course, cause the Account to bear interest expenses.

     If the Account is not sufficiently liquid to meet its immediate obligations, it may need to sell real estate- related assets. To attempt to avoid any disposition on a commercially unreasonable basis, GIAC reserves the right to defer payments of benefits funded by the Account, other than any guaranteed death benefit, for up to six (6) months. (See "Restrictions on Withdrawals.")

General Risks of the Account's Real Estate-Related Investments

     A. Risks of Owning Real Properties

     The Account will be subject to the risks inherent in owning real property such as: fluctuations in fair market value, occupancy rates and operating expenses, and variations in rental rates. Bad economic conditions, oversupply, restrictive or unfavorable zoning laws and high real property tax rates can adversely affect property values. (See "Valuation of Participating Interests and Assets.") In addition, as the owner of real property, the Account may become liable for the cost of removal or the remediation of hazardous or toxic substances, or certain asbestos-containing materials on, under or in such real property. Under federal, state or local environmental laws, even an unaware owner or prior owner of real property can be strictly liable for the presence of such hazardous or asbestos-containing materials. While the Account is not aware of any such materials within the properties which it currently owns, and the Account will exercise reasonable care in attempting to avoid any such environmental liabilities in the future, there can be no assurance that the Account will successfully avoid all liability for such environmental problems.

     Properties owned by the Account will typically be leased to one or more tenants. If a property is unable to attract and retain tenants at favorable or market rents, it will suffer a consequent decline in rental income and typically a reduction in its appraised value. In addition, sellers or tenants may renege or default on rental agreements or rent guarantees to the Account's detriment. If such parties seek the protection of the bankruptcy laws, their tenant leases or other rental agreements may be prematurely terminated with little recourse by the Account. There can be no assurance that the Account will be able to replace any vacating tenants without incurring a loss.

     The Account will take steps to insure its properties, as appropriate, against most insurable risks. High insurance rates, coupled with reductions in the scope of coverage, may increase the risk that a loss will not be insured. This will be true particularly with respect to earthquake and flood coverage which will not be procured if, in GIAC's view, it is not available on reasonable terms after weighing the cost against the anticipated benefits. In addition, there may be certain types of losses (such as from wars or from acts of God) that generally are not insured because they are either uninsurable or are not economically insurable. Should such an uninsured loss or a loss in excess of insured limits occur, the Account could lose the capital invested in the subject property, the anticipated future revenues from the property, as well as other capital assets.

     If the Account invests in joint venture partnerships which own properties, instead of investing directly in the subject properties, it may become subject to additional risks related to the co-venturer's financial condition and economic or business goals. In connection with some joint ventures, a co-venturer may have the right to determine whether and when the property will be sold. Although the Account would generally have a right of first refusal to purchase the co-venturer's interest or be entitled to receive a preferential amount from the sale proceeds, the Account may not have the right to force or block the sale.

     Since certain expenses related to real estate, such as property taxes, utility costs, maintenance costs and insurance, tend to increase, there can be no assurance that operating properties will produce a satisfactory profit. Also, the Account may have to advance funds to third parties in order to protect its investment, or may be required to sell properties on disadvantageous terms to raise needed funds. The Account will seek to achieve geographic and functional diversification of its real estate-related investments to attempt to minimize the effects of changes in local economic conditions. Opportunities for such diversification will depend upon the availability of suitable properties and the amount available in the Account for investment in additional real estate-related assets.

     B. Risks of Mortgage Loan Investments

     The Account's mortgage loan investments will be subject to the risk of default by the borrowers. Upon a default, the Account must decide whether to foreclose on or pursue other remedies involving the underlying property to protect the value of its mortgage loan. A borrower's ability to meet its mortgage loan payments will depend upon its financial condition and/or the financial viability of the borrower's property. Mortgage loans made by the Account will generally not be personal obligations of the borrowers, so the Account will have to rely solely on the value of the underlying properties for security. When property values decline, the value of an underlying property may fail to provide sufficient security for a loan. Moreover, mechanics', materialmen's, government and other liens may have priority over the Account's security interest in a property.

     The Account's mortgage loan investments will also be subject to prepayment risks unless penalties for early payment can be imposed. If the proceeds of pre-paid loans cannot be reinvested in loans that provide the same or more favorable benefits to the Account, there may be an unfavorable change in the Account's return. Conversely, if the Account accumulates a portfolio of low interest rate mortgages, its performance will be adversely affected when interest rates increase and borrowers become less inclined to retire their low interest rate debts. It can be expected that in a rising interest rate environment, the value of the Account's mortgage loan investments will decline.

     Junior mortgage loans (including wraparounds) are subject to greater risk than first mortgage loans, since they are subordinate to liens of senior mortgagees. If a senior mortgage defaults, the Account may be required to make payments or take other actions to cure the default to prevent foreclosure on the senior mortgage and the possible loss of all or a portion of the Account's investment. "Due on sale" clauses included in some senior mortgages, which accelerate the amount due under the senior mortgage when a property is sold, may be deemed to apply to the sale of the property upon foreclosure by the Account of its junior mortgage loan.

     The risk of using real estate to secure a loan increases as the loan to value ratio increases. The Account will generally not make mortgage loans in amounts that exceed 75% of the estimated or appraised value of the property as determined at the time the loan is made. There can be no assurance, however, that the initial loan to value ratio will remain stable or decline over time because property values fluctuate. This means that if the Account must foreclose on a property, it may not realize an amount equal to the outstanding balance of the loan.

     Mortgage loans made by the Account may be subject to state usury laws imposing limits on interest charges and possible penalties for violation of those limits, including restitution of excess interest, unenforceability of debt, and treble damages. The Account does not intend to make mortgage loans at usurious rates of interest, but uncertainties in determining the legality of rates of interest and other borrowing charges under some statutes could result in inadvertent violations, in which case the Account could incur the penalties mentioned above.

     C. Risks with Participations

     If the Account negotiates a mortgage loan with a lower fixed interest rate in return for certain participation rights, its returns may be adversely affected if the underlying property fails to generate the revenues or to appreciate in value sufficiently to activate the negotiated participation. In that event, the Account will have foregone a potentially greater fixed return without receiving the benefit of the participation. There may be limitations on par-ticipations under state law. And a bankruptcy court might view the Account as a failed borrower's partner or joint venturer if it has an interest in a property's revenues or sale proceeds through a participating mortgage. Under these circumstances, the Account could lose the priority of its security interest, or be liable for the borrower's debts. The Account will seek to structure its participations to avoid being characterized as a partner or joint venturer with its borrowers.

     D. Risks with Purchase-Leaseback Transactions

     In purchase-leaseback transactions, the value of the land and improvements will largely depend on prevailing economic factors and the performance and financial stability of the ground lessee and its tenants. The ground lessee's leases with its tenants will generally have shorter terms than the ground lease, so the ground lessee's future ability to meet payment obligations to the Account will depend on its ability to obtain renewals of such leases or to enter into new leases upon satisfactory terms. The ability of the tenants to meet their rental payments to the ground lessee will affect the ground lessee's ability to pay the Account.

     Generally, the sole assets of the ground lessee will be the improvements constructed on the Account's land. The Account will therefore be required to rely on the value of the land and the ground lessee's equity interest in the improvements for its security. When the Account's leaseback interest is subordinate to other interests in the land or improvements, such as a first mortgage or other lien, the Account's leaseback will be subject to greater risk. A default by a ground lessee or other premature termination of the ground lease may result in the Account being unable to recover its investment unless the property is sold or re-leased on favorable terms. The ability of the ground lessee to meet its obligations under the ground lease, and the value of a property, may be affected by a number of factors inherent in the ownership of real property which are described above. Furthermore, the long- term nature of ground leases may, in the future, result in the Account receiving below market rentals from the ground lessee. However, this risk may be reduced if the Account is able to obtain participations in connection with its leasebacks.

     E. Risks of Not Acquiring a Diversified Portfolio of Real Estate-Related Investments

     It takes time to identify, evaluate and complete the acquisition of suitable real estate-related investments, particularly during recessionary periods. Presently, the Account owns three buildings in two geographic locations. If these real estate-related investments are adversely affected by any of the events highlighted in the subsection entitled "Risks of Owning Real Properties," above, or if their values decline, the impact on the Account may be more dramatic than it would be if the Account held a greater number of real estate-related investments in its portfolio. It is expected, but cannot be assured, that this risk will diminish if the Account achieves greater geographic and functional diversification. However, opportunities for such diversification will depend upon the availability of suitable real estate-related investments and the amount of liquid assets which the Account has on hand to invest in real estate-related investments as they become available.

     F. Risks Associated with Economic Conditions

     Prices and valuations for real properties and other real estate-related assets generally respond to prevailing economic conditions. During recessionary periods, prices and valuations for real estate usually decline. While price declines may theoretically present acquisition opportunities, they may also have the effect of constricting the market availability of desirable properties. If the Account is unable to find properties which it deems desirable and suitable, the Account will be frustrated in its attempts to add to its portfolio of real estate-related investments. As a result, the Account may not be able to achieve its investment objectives or avoid the risks of not acquiring a diversified portfolio of real estate-related investments (see above). Reductions in the valuations of real estate- related investments made by the Account will have an adverse impact on Contract values because such values reflect the current value of the Account's assets to the extent that a Contractowner has allocated values to the Account.

Reliance on GIAC, O'Connor Realty and GISC

     Contractowners do not have a vote on the Account's investment or operating policies. GIAC, in consultation with O'Connor Realty and GISC, will make all decisions with respect to the Account's management, including identifying which properties and investments to buy or sell. Contractowners have no right or power to take part in the management of the Account, and may be unable to evaluate the economic merit of many of the investments which may be acquired by the Account. Contractowners must depend solely upon the ability of GIAC, O'Connor Realty and GISC to select suitable investments.

     The Account competes with many other individuals and entities, including O'Connor Realty and its affiliates and Guardian Life and its affiliates, to acquire real estate-related assets. (See "Conflicts of Interest.") Such competition may result in increases in the costs of suitable investments, even making them unattainable.

                  THE ACCOUNT'S REAL ESTATE-RELATED INVESTMENTS

     The Account has acquired the following real estate-related investments. Real estate-related investments made on behalf of the Account after the date of this Prospectus will be described in supplements to the Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," below, for additional information about the Account's real estate-related investments.

Office Buildings in Glastonbury, Connecticut


     The Account owns two office buildings in Glastonbury, Connecticut. The first, 45 Glastonbury Boulevard, contains nearly 40,000 square feet of net rentable space, as does the second which is located at 115 Glastonbury
Boulevard.  The  buildings  are part of  Somerset  Square,  an  80-acre  complex containing office and retail space. The buildings are located at the intersection of two state highways, which link the buildings to two major interstate highways, and are approximately five miles southeast of downtown Hartford.



     The 45 Glastonbury Boulevard building is fully leased by four tenants, three of whom began their tenancies in 1994. All leases have five year terms. The building at 115 Glastonbury Boulevard is also fully leased by four tenants, three of whom renewed their initial five year leases for additional five year terms in 1993 and 1994. Annual gross rentals in both buildings now range from $17.00 to $21.50 per square foot, which compares favorably with average local asking rates of $17.00 to $19.50 per square foot. Actual rents in the locality may be 5% to 10% less than asking rents. The rental rates now in place for both Glastonbury buildings are lower than the rates which were in force when the buildings were acquired in 1989. Unfortunately, the market for office space in Glastonbury and its environs has been hampered by the prolonged economic slowdown in the Northeast generally, and Connecticut specifically, where layoffs and company closings have been having detrimental effects on the local economy.


Warehouse/Office Facility in Kennesaw, Georgia

     The Account also owns a warehouse/office building containing 97,518 square feet located at 955 Cobb Place Boulevard, Kennesaw, Georgia. The property is located in a 1,000 acre mixed-use business park on Interstate 75, approximately 15 miles northwest of Atlanta.


     The entire building has been leased to Curtin Matheson Scientific, Inc. ("CMS") under a ten-year lease which expires in September 2001. CMS manufactures and distributes clinical laboratory equipment. During 1995, CMS was purchased by Fisher Scientific International Inc. Fisher Scientific is an international provider of scientific instruments, equipment and supplies. It is possible that Fisher Scientific may choose to enter into a lease for another property and vacate the building. If this occurs, it is not expected to have any adverse impact on the valuation of the property or the remaining lease obligations.


     The annual net rental rate under the lease with CMS is $5.40 per square foot ($527,000 annually) through September 1996. Thereafter, the annual net rental rate will be $6.43 per square foot ($627,000 annually) until the current lease expires. The lease agreement provides for two five-year renewal options at fair market value, and grants CMS the option to have the building expanded by 25,000 square feet. The Account is obligated to fund construction of the expanded space if CMS exercises its option. However, it is expected that the Account would recover any amounts expended for construction during the lease-term through additional rent, and that providing for expansion may encourage long-term term tenancy by CMS.


     Within the property's environs, asking rental rates for office/warehouse space typically range from $4.00 to $7.50 per square foot, depending on the degree and percentage of space that has been finished for office use. The Account's building is 20% office space. The property's rental rate reflects, in part, the tenant's option to have the building expanded and certain improvements relating to the tenant's use of the building. However, there is no assurance that the potential expansion will occur.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     The following discussion and analysis should be considered in conjunction with the Selected Financial Data appearing below and the Account's financial statements and their related notes which also appear in this Prospectus.

Liquidity and Capital Resources

     As of December 31, 1995, the Account's net assets totalled $14,411,437. Of this amount, $9,092,984 was attributable to Contractowner interests and $5,318,453 was attributable to GIAC. At December 31, 1994, the Account's net assets totalled $15,065,948. The Account's current source of funds is primarily Contractowner contributions, although in December 1993, July 1994 and October 1994 GIAC contributed $1.8 million, $400,000 and $550,000, respectively, to the Account to diversify its portfolio of investments.

     As of December 31, 1995, almost 75% of the Account's assets were invested in real estate-related assets and the remainder was invested in permitted fixed-income instruments. Throughout the year ended December 31, 1995, the Account remained able to meet its obligations under GIAC's variable Contracts to pay benefits and effect transfers. GIAC believes that the Account will continue to be sufficiently liquid to meet Contract obligations. Furthermore, GIAC has indicated its willingness to contribute to the Account in the future to permit the acquisition of additional assets or to meet liquidity needs. However, there can be no assurance that GIAC will make additional contributions to the Account.

     Based on the conclusions of an independent external appraisal, the building at 45 Glastonbury Boulevard has been valued at $2,800,000 and the building at 115 Glastonbury Boulevard has been valued at $2,950,000 as of December 31, 1995. The 1995 year-end valuation for the building at 45 Glastonbury Boulevard reflects a decrease of $750,000 over its 1994 year-end valuation. The 1995 year-end valuation for the building at 115 Glastonbury Boulevard also reflects a decrease of $750,000 from its 1994 year-end valuation. Both Glastonbury buildings have declined in value from their respective acquisition costs. The persistent economic downturn in the Northeast generally and Connecticut specifically have adversely affected these buildings. Although the buildings are fully leased, most of the leases for space within the buildings have been renegotiated or renewed at lower rates than those which were in force when the buildings were acquired. This has contributed to the decline in value for both of the Glas-tonbury buildings. The declines in value at year-end 1995 are primarily attributable to the long-term negative effects on the economy and office leasing market in the Hartford area expected to result from the significant layoffs announced by two major employers in the Hartford area in late 1995.

     The Account's real estate-related investment located in Kennesaw, Georgia was also appraised by an independent appraiser as of December 31, 1995. The appraised value of $5,200,000 reflects an increase of $100,000 from its year-end 1994 value. Thus, the current appraised value is slightly higher than its acquisition cost of $5,134,068. This valuation does not reflect any potential renewal of the current lease, nor any potential expansion of the facility. Both are uncertain at this time, but could add to the property's value if they were to occur.

     Cash and liquid securities held by the Account increased during the year ended December 31, 1995, largely as a result of net rental income.

Results of Operations

     The Account's net assets increased as a result of operations for the year ended December 31, 1995 by $291,371. This represents a significant improvement over year-end 1994 and 1993 results when net operational losses were $237,910 and $2,101,375, respectively. Net investment income for the year ended December 31, 1995 was $1,142,282, which represents an increase from the Account's net investment income of $1,021,472 for the year ended December 31, 1994. Unrealized losses on the Account's assets have declined from $1,259,382 for the year ended December 31, 1994 to $850,911 for the year ended December 31, 1995.

     The Account's expenses for the year ended December 31, 1995 totalled $1,189,075 as compared to $1,140,124 for the year ended December 31, 1994 and $1,163,805 for the year ended December 31, 1993. For each of these years, GIAC subsidized 25% of the Account's operating expenses. The foregoing expense amounts include the effects of subsidization. GIAC has terminated the subsidy, effective January 1, 1996. The termination of GIAC's subsidy will have the effect of decreasing the ultimate return realized by Contractowners who have interests in the Account.

     Finally, the Account has experienced net withdrawals of Contractowner contributions in each of the years ended December 31, 1993, 1994 and 1995. The Account's inability to attract and retain Contractowner contributions has hindered its efforts to expand its investment portfolio. The Account is offered as one of several investment options under the Contracts. When comparing the relative attractiveness of the investment options and considering the recent economic and market climate, Contractowners have generally elected to allocate their Contract values among other investment options offered under the Contracts. Accordingly, the Account has not flourished concomitantly with increases in premiums received by GIAC for the Contracts that offer the Account as an investment option.

Selected Financial Data for The Guardian Real Estate Account


                                                                                Year Ended December 31,

                                                          1995            1994             1993             1992             1991*
                                                          ----            ----             ----             ----             -----

Results of Operations:
  Revenues ........................................   $ 2,331,357     $ 2,161,596      $ 2,540,877      $ 2,644,553      $ 3,015,065
  Net increase/(decrease) in net assets
     from operations ..............................       291,371        (237,910)      (2,101,375)      (3,107,692)         597,299
  Net increase/(decrease) in net assets
    per unit**:
      Variable Annuity
          Contractowners
        Value Guard II ............................   $      0.12     $     (0.15)     $     (1.22)     $     (1.80)     $      0.21
        Guardian Investor .........................   $      0.09     $     (0.16)     $     (1.17)     $     (1.87)     $      0.09
      Variable Life
          Contractowners ..........................   $      0.16     $     (0.13)     $     (1.16)     $     (1.85)     $      0.24
      GIAC ........................................   $      0.22     $     (0.08)     $     (1.58)     $     (1.93)     $      0.33


                                                                                  As of December 31,

                                                          1995            1994             1993             1992             1991
                                                          ----            ----             ----             ----             ----
Financial Position:
  Total assets ....................................   $14,696,126     $15,471,566      $16,021,167      $16,041,795      $21,177,088
  Total liabilities ...............................   $   284,689     $   405,618      $   462,017      $   165,758      $   395,079
  Total net assets ................................   $14,411,437     $15,065,948      $15,559,150      $15,876,037      $20,782,009

----------
 * The figures presented in this table for the year ended December 31, 1991 were adjusted by management in 1992 to reflect the change in the basis of presentation of the Account's financial statements from the historical cost basis to the fair value basis.

** Net (decrease)/increase in net assets per unit reflects the effects of GIAC's partial subsidization of the Account's expenses through December 31, 1995 and GISC's partial waiver of its management fee through December 31, 1992. Net (decrease)/increase in net assets per unit also reflects the deduction of certain Contract-related fees and expenses from the Account. Such fees and expenses differ among Contracts. GIAC's investment in the Account is not subject to any such fees and expenses.

                      INVESTMENT BY EMPLOYEE BENEFIT PLANS

     Fiduciaries of pension plans, tax-sheltered annuity plans, IRAs and other employee benefit arrangements should consider whether an investment in the Real Estate Account satisfies the applicable fiduciary responsibility requirements of
Section 404 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). That section generally requires fiduciaries to act with undivided loyalty to plan beneficiaries, to invest plan assets prudently, to diversify plan investments and to comply with plan documents to the extent they are not inconsistent with ERISA.With respect to the diversification requirements, the Department of Labor has generally taken the position in litigation that an employee benefit plan's overall investment in commercial real estate should be limited to 30 percent of its assets.

     In addition, the Department of Labor takes the position that when plan assets are held in an insurance company separate account that is not registered under the 1940 Act, the separate account's assets are considered assets of the employee benefit plan for the purposes of ERISA. If that position is correct,
(1) the operation of the Account may be subject to ERISA's prudence and diversification obligations; (2) certain parties, including GIAC, GISC and O'Connor Realty, may be treated as fiduciaries for purposes of ERISA with respect to the management of the Account; and (3) transactions involving the Account and "parties in interest" to the employee benefit plan, including GIAC, O'Connor Realty and certain of their affiliates, may be deemed to be "prohibited transactions" within the meaning of Section 406 of ERISA and Section 4975 of the Code. GIAC believes that, provided certain conditions are met, which GIAC will monitor, neither transactions between the Account and the parties in interest (unrelated to GIAC and O'Connor Realty) to any employee benefit plans that participate in the Account, nor the services presently required to be performed by GIAC, O'Connor Realty and their affiliates for the Account, will be prohibited transactions within the meaning of Section 406 of ERISA and Section 4975 of the Code. Nevertheless, the matters discussed under "Conflicts of Interest" should be reviewed by the fiduciary of any plan that wants to participate in the Account. GIAC, O'Connor Realty and their affiliates will refrain from engaging in any transactions with the Account which, in GIAC's judgment (after consultation with O'Connor Realty where appropriate), would constitute prohibited transactions. However, there can be no assurance that GIAC or O'Connor Realty will identify every potential prohibited transaction.

     Fiduciaries should be aware that the provisions of ERISA are complex and that there are no definitive interpretations of the applicability of ERISA to an investment in the Account or its operations. Any fiduciary of an employee benefit plan considering participation in the Account should consult a tax and/or legal advisor. Employee benefit plan participants and beneficiaries who direct the investment of their plan accounts should similarly consider these matters when evaluating the Account.

                             INVESTMENT RESTRICTIONS

     GIAC has adopted certain restrictions relating to the Account's investment activities. GIAC's Board of Directors may change these restrictions, if the law permits, at any time and without notice. Pursuant to these restrictions, the Account may not:

     1. Make any investments not related to real property, other than short-term or intermediate-term debt instruments.

     2.   Engage in the underwriting of securities issued by others.

     3.   Invest in securities issued by any investment company.

     4.   Sell securities short.

     5. Purchase or sell oil, gas or other mineral exploration or development programs.

     6. Make loans to GIAC or O'Connor Realty, or any of their affiliates, or any investment program sponsored by such parties.

     7. Enter into leaseback transactions or acquire any property in which the lessee is GIAC or O'Connor Realty, or any of their affiliates, or any investment program sponsored by such parties.

     8. Purchase properties from, sell properties to, or enter into any joint ownership arrangement with GIAC or O'Connor Realty or any of their affiliates.

     9.   Borrow more than 50% of the value of the assets of the  Account  based
          upon  periodic   valuations  and   appraisals.   (See   "Valuation  of
          Participating Interests and Assets," below.)

                              CONFLICTS OF INTEREST

     Affiliates of O'Connor Realty, most notably The O'Connor Group (the "O'Connor Entities"), and affiliates of GIAC, most notably Guardian Life (the
"Guardian Entities"), may compete with the Account as those Entities and the Account each seek to acquire, sell or operate properties, or make mortgage investments. The O'Connor Entities may also engage in other business activities which compete with the Account or which may result in conflicts of interest as they relate to the services to be provided for the Account.

     None of the agreements and arrangements relating to compensation between GIAC, on behalf of the Account, and GISC are the result of arm's-length negotiations. Furthermore, to the extent that internal appraisals are used to value the Account's assets, the investment management fees received by O'Connor Realty and GISC will not be based on independent calculations.

     Other potential conflicts involved in managing the Account include:


     A. Fees and Other Compensation paid to the O'Connor and Guardian Entities

     One or more of the O'Connor Entities may receive substantial fees, compensation or other income as a result of the Account's real estate-related transactions. If the Account invests in a real estate project for which one of the O'Connor Entities is the developer, that Entity could also be entitled to development or other fees from the Account. To the extent that one or more of the O'Connor Entities are involved in any of the Account's real estate-related transactions, the terms and fees will be no less favorable to the Account than is otherwise customary.

     To the extent that the Account's investments are overvalued at any time, the fees paid to the O'Connor Entities or GISC will be higher than the fees that would be payable based on lower valuations. In addition, the fee paid to GISC will increase or decrease depending on the percentage of the total assets of the Account invested in short-term and intermediate-term debt instruments. (See "Investment Management Fees and Expenses" and "Investments for Liquidity Purposes.")

     In limited circumstances, GIAC's management of the Account may affect certain expenses it has agreed to bear. (See "Current Subsidization of the Account's Expenses.")

     B. Competition by the Account with O'Connor Entities and Guardian Entities for Acquisition and Disposition of Investments

     The O'Connor Entities and the Guardian Entities pursue real property investment activities for their own accounts and, in the case of the O'Connor Entities, on behalf of their other clients. If the investment objectives and programs for these accounts and clients are similar to those of the Account, they may compete with the Account for investments. None of the O'Connor Entities or Guardian Entities is obligated to forego a particular investment opportunity because it might be suitable for the Account. Nor are they obligated to present opportunities to the Account prior to acting upon such opportunities for themselves or any of their clients.

     O'Connor Realty has, however, adopted the following procedures to resolve any conflict of interest between the Account and the O'Connor Entities or the other accounts which the O'Connor Entities may manage now or in the future:

     1. O'Connor Realty will seek to locate an adequate supply of investments for all of the accounts which it manages, including the Account, and to allocate such investments equitably among such entities. In addition, O'Connor Realty will not take on additional accounts that will jeopardize its ability to supply the Account with adequate real estate investment opportunities.

     2. O'Connor Realty will carefully differentiate investment objectives between accounts as it takes on additional accounts.

     3. In those situations where an investment may be suitable for more than one account, O'Connor Realty will first consider participating among accounts.

     4. In those situations where O'Connor Realty deems participating among accounts imprudent, allocations will be made based upon such factors as appropriate investment characteristics given each account's objectives, currently available cash flow of each account or entity, estimated future cash flows of such accounts or entities, the effect of the acquisition on the diversification of each account or entity, and other relevant legal or investment policy factors.

     C.   Possible Joint Venture Investments or Other Transactions

     The Account may enter into joint ownership arrangements with entities sponsored, advised or managed by O'Connor Entities or Guardian Entities which are not affiliates of GIAC or O'Connor Realty. In connection with any such investment, both joint owners could be required to approve any major decisions concerning the property. Thus, there may be an impasse if the joint owners disagree. GIAC will generally request that the Account receive a right of first refusal to enable the Account to buy-out any joint owner's interest in a property. However, there is no assurance that the Account can obtain this right. Additionally, there can be no assurance that the Account will have sufficient resources to exercise a right of first refusal when necessary or desired.

     D. Competition with the Account for the Time and Services of Management Personnel

     The personnel of GIAC, O'Connor Realty and GISC who perform services for the Account have competing demands on their time, as they are typically employees of other O'Connor and Guardian Entities. Although they will devote such time to the affairs of the Account as they, within their sole discretion exercised in good faith, determine to be necessary to carry out their obligations to the Account, none of them will devote 100% of their working time to the Account. Each of GIAC, O'Connor Realty and GISC believes it has sufficient personnel to discharge its responsibilities to all entities, including the Account, to which it is responsible.

     E. Acquiring Investments Subject to Existing Financing Held by O'Connor Entities or Guardian Entities

     It is possible that the Account will acquire properties or leasebacks which, prior to acquisition, were subject to mortgage financing provided by O'Connor Entities or Guardian Entities. To mitigate the effects of any conflict of interest between the Account and such mortgagee, the Account will not acquire such a property if the loan has been in material default in any of the three consecutive years immediately prior to the Account's acquisition of such property. The Account will not obtain financing from O'Connor Entities or Guardian Entities.

     F.   Competitive Properties

      Properties that are owned or financed by O'Connor Entities or Guardian Entities may compete with properties in which the Account has an interest for prospective tenants or management services.

                 VALUATION OF PARTICIPATING INTERESTS AND ASSETS

Calculation of a Contractowner's Interest in the Account

     A Contractowner's interest in the Account will initially be the amount that the Contractowner allocates to the Account. Thereafter, that value will fluctuate daily to reflect changes in the value of the Account's investments, deductions of the Account's expenses, deductions of charges assessed under the applicable Contract, additional allocations made by the Contractowner to the Account, and withdrawals or redemptions from the Account by the Contractowner.

     The value of a Contractowner's interest in the Account at the close of any business day is equal to the value at the close of the preceding business day, multiplied by the "net investment factor" and reduced or increased by any Contract charges or Account-related Contract transactions. Contract charges are deducted daily for certain Contracts and monthly for other Contracts. The Contract prospectus describes the amount and method for deducting Contract charges. GIAC has the right to withdraw accumulated Contract charges from the Account, as those monies belong to GIAC.

     The net investment factor is calculated on each business day and is determined by dividing the estimated value of the assets of the Account for that day (disregarding, for this purpose, changes resulting from new purchase payments and withdrawals from the Account) by the estimated value of the assets of the Account for the preceding business day. The value of the net assets of the Account at the end of any business day is equal to the sum of (1) the value of the Account's cash and short-term and intermediate-term debt instruments, plus (2) the value of the real estate-related investments owned by the Account, plus (3) an estimate of the accrued net operating income earned by the Account from its real estate-related investments, minus (4) the liabilities of the Account. (See "Calculation of the Value of the Account's Assets," below.) Such liabilities will include accruals for the daily investment management fees and certain other expenses attributable to the operation of the Account. Liabilities also include the charges against the Account deducted in accordance with the Contracts. (See "Charges Against the Account.")

Calculation of the Value of the Account's Assets

     Each real estate-related investment acquired by the Account is initially valued at its purchase price, including all acquisition or placement fees and closing costs, unless circumstances indicate that a different value is appropriate. When acquiring a real estate-related investment, the Account may not obtain an independent appraisal to ascertain a reasonable purchase price. Instead, it can rely on internal analyses of the investment's fair market value.

     After acquisition, each of the Account's real estate-related investments will ordinarily be appraised by an independent appraiser at least annually, with the cost of such appraisals charged to the Account. While GIAC and O'Connor Realty reserve the right to appraise some or all of the Account's real estate-related investments themselves, they intend to engage independent appraisers for all such investments at least once each year. In addition to the annual appraisals, each real estate-related investment will be reviewed internally on at least a quarterly basis. If, as a result of a review, there is reason to conclude that there has been a change in value, a valuation adjustment will be recommended. Any such recommendation is subject to GIAC's approval. The revised value will remain in effect and will be used in each day's calculation of the net investment factor until the next review or appraisal.

     It should be noted that appraisals are only estimates and do not necessarily reflect the realizable value of an investment. In fact, there may be a significant difference between the amount that the Account will receive when a real estate-related asset is sold and the amount at which it had been valued. To the extent that the Account's real estate-related investments are overvalued, the Account will pay more in fees to O'Connor Realty than it would pay if valuations were lower, and the amount paid to Contractowners who withdraw or transfer their interests from the Account will be greater than the amount that would have been otherwise paid to them. If a Contractowner allocates or transfers into the Account when investments are overvalued, the Contractowner will be credited with less of an interest than if the value had been correctly stated. The converse will be true in all instances when the Account's assets are undervalued.

     Debt investments with remaining maturities of 60 days or less will be valued on an amortized cost basis which approximates market value. An investment's amortized cost is its purchase price as adjusted by amortizing any discount or premium uniformly to maturity. Values based on amortized cost method may be higher or lower than market value. GIAC will consider whether it should adjust the values of securities carried at amortized cost if there is a material deviation between market value and amortized cost value. All other debt investments will be valued at their current market value when market quotations are readily available. Prices for debt instruments may also be determined by using independent pricing services. Pricing services evaluate securities prices, yields, maturities, call features, ratings and economic factors to determine fair values for debt instruments in the absence of market quotations.

     The Account prepares month-by-month estimates of its revenues and expenses ("estimated net operating income") for each of its real estate-related investments each year. Each day, GIAC adds a proportionate part of a month's estimated net operating income to the value of the Account's assets. By doing this, GIAC establishes a daily accrued receivable of the estimated net operating income (the "daily accrued receivable"). Once the Account receives a report of actual operating results for its real estate-related investments for a month, it will adjust the then-outstanding daily accrued receivable. In addition, as income from each real estate-related investment is actually received by the Account, receivables and other accounting entries will be appropriately adjusted.

Periodically, but not less than every three months, the prospective estimates of net operating income will be viewed in light of actual experience, and adjustments to such estimates will be made if circumstances indicate that they are warranted. The Account estimates and accrues net operating income from real estate-related investments because actual net operating income is generally received intermittently, not daily, and GIAC believes it is more equitable to participating Contractowners if a portion of the Account's net operating income can be recognized daily. However, the daily accrual may not reflect actual revenues and expenses, because it is estimated. Accordingly, Contractowners bear the risk that this practice will result in under- or over-recognition of net operating income until the estimates are adjusted to reflect actual experience.

     The value of any real estate-related investment held by the Account may be adjusted by GIAC, typically in consultation with O'Connor Realty, whenever either of them believes that the investment's realizable value has changed. For example, adjustments may be made when a borrower's or a lessee's financial condition worsens or improves, or when local property values increase or decline. There can be no assurance that O'Connor Realty or GIAC will become aware of these circumstances as they occur. Nor can there be any assurance that adjustments will be made when the value of the Account's investments are affected by such circumstances. All valuation adjustments will be on a prospective basis only.

     The valuation methods described above may be changed at any time and without the consent of Contractowners should GIAC determine that another method would be more accurate. Changes in the valuation methods could have favorable or unfavorable effects on Contract values that are allocated to the Account. Information about any material change in a valuation method will be given to all Contractowners in the Account's annual report.

                            BORROWING BY THE ACCOUNT

     The Account may borrow from unaffiliated lenders to meet its liquidity requirements and the Account will bear the costs of all such borrowings.
Although the Account will generally make unleveraged investments, it reserves the right to borrow up to 75% of the value of a property for purposes of increasing its investment portfolio. Increasing the Account's assets through leveraged real estate-related investments will increase the compensation paid to O'Connor Realty (up to the specified limit described below), since O'Connor Realty's investment management fee is 1.0% of the value of the real estate-related assets which it manages. Any borrowing will also increase the Account's risk of loss because the Account must pay debt service, regardless of the profitability of its leveraged investments. The aggregate indebtedness of the Account for all purposes will not exceed 50% of the appraised or estimated value of the Account's real estate-related assets.

                           CHARGES AGAINST THE ACCOUNT

Investment Management Fees and Expenses


     The Account pays O'Connor Realty a daily investment management fee at an annual rate of 1.0% of the value of the Account's average daily assets which are real estate-related and managed by O'Connor Realty. This fee will be reduced by the amount of any borrowings related to such assets to the extent that such borrowings exceed 40% of the value of the Account's real estate-related assets. The Account also reimburses O'Connor Realty for its reasonable out-of-pocket expenses incurred in connection with certain services provided under its investment management agreement with GIAC on behalf of the Account, or for a reasonable allocation of expenses if the service is provided by O'Connor Entities. These reimbursable expenses generally include the costs of appraisals, accounting fees and expenses, legal fees and expenses, and expenses relating to travel and communication. The cost to O'Connor Realty of its employees' time and other overhead expenses incurred to evaluate investment opportunities or supervise property managers is not reimbursed. The investment management agreement with O'Connor Realty can be terminated by either party on 90 days' notice. GIAC is required to pay O'Connor Realty a termination charge based on the value of the real estate-related assets then held by the Account if GIAC terminates the investment management agreement. The Account will not pay any portion of this termination charge.

     The Account pays GISC a daily investment management fee at an annual rate of 0.50% of the value of the Account's average daily assets which consist of the cash and short-term and intermediate-term debt instruments. The Account also pays any brokerage commissions, custodian and legal fees, and other costs which may arise as such investments are bought and sold. GISC does not charge the Account or GIAC for any overhead expenses, or for the time and services of its personnel.

     Assuming that a certain percentage of the Account's assets will always consist of cash and other liquid investments, the Account will pay less than 1.0% of its average daily assets for the services provided by its investment managers, O'Connor Realty and GISC, each year. The fees and expenses paid by the Account reduce its assets.


     See "General Operating Expenses" for more information about the charges and expenses paid by the Account.


General Operating Expenses

     The Account pays all of the costs related to buying, administering and selling its assets. These costs include brokerage fees, appraisal fees, attorneys' fees, architects' fees, engineers' fees and accountants' fees. The Account also incurs recurring expenses for preparing annual reports, obtaining appraisals, servicing any mortgages, and procuring accounting and legal services. Other expenses, such as insurance costs, taxes, and property management fees, are typically deducted from rental income, which reduces the Account's gross income.

     Contract charges are accumulated in the Account's subdivisions. These amounts are liabilities of the Account, and GIAC has the right to withdraw any such accumulated Contract charges from the Account.


Federal, State and Local Taxes

     The Account's earnings are taxable as part of GIAC's operations. Under the current provisions of the Code, GIAC does not expect to incur federal income taxes on these earnings to the extent that they are credited under the Contracts. Accordingly, the Account is not being charged for any portion of GIAC's federal income taxes. GIAC periodically evaluates whether the Account should be charged for federal income taxes that are attributable to the Account's earnings. GIAC may impose such a charge in the future.

     Under current laws, GIAC may incur state and local taxes. These taxes are not presently significant, so they are not charged against the Contracts or the Account. GIAC reserves the right to charge the Account if its liability for state and local taxes that are attributable to the Account increases materially. GIAC charges Contractowners for state premium taxes in the manner described in the prospectuses for GIAC's variable Contracts.

                           RESTRICTIONS ON WITHDRAWALS

     GIAC reserves the right to defer payment of any Contract benefits (other than guaranteed death benefits) funded by the Account (such as cash surrender values, loan proceeds, partial withdrawals and death benefits in excess of the guaranteed death benefit under a Contract) for up to six (6) months, and to restrict transfers into or out of the Account. GIAC will exercise its right to defer payments and restrict transfers out of the Account (beyond the rules limiting transfers described below) only if there appears to be insufficient cash available to meet Contractowners' requests and prompt disposition of the Account's investments to meet such requests could not be made on commercially reasonable terms.

     In the unlikely event that GIAC delays a payment for 30 days or more, it will pay interest on the delayed amount at an annual rate of at least 3.5%. The value to be paid in response to a withdrawal or surrender request will be determined as of the date GIAC receives the request, whether or not payment is to be deferred. Thus, even if payment is deferred, the Contractowner's investment in the Account will be redeemed when requested.

     Despite its right to defer payments from the Account, GIAC expects that it will ordinarily pay any death benefit, cash surrender value, partial withdrawal, or loan proceeds within seven (7) days after it receives all the documents it requires to process the payment. GIAC will determine the payable amount as of the date it receives the payment request and any required supporting documentation, except in the case of a death benefit under the variable life policies, which will be determined as of the date of death.

     The funds necessary to pay Contract benefits will normally be obtained from cash flows provided by the Account's net investment income. If GIAC determines that such cash flows are insufficient to pay such benefits, the Account may borrow up to 50% of the value of its real estate-related assets to avoid being forced to sell assets at disadvantageous prices or on commercially unreasonable terms to raise cash. (See "Borrowing by the Account.")

     If a Contractowner requests a loan or partial withdrawal under the terms of his or her Contract, GIAC will not use amounts allocated to the Account to pay the loan or withdrawal proceeds until the amounts invested in all the other variable investment options selected by the Contractowner have been exhausted.

     GIAC permits withdrawals from and transfers out of the Account to the other options offered under a Contract only during the thirty (30)day period beginning on the Contractowner's Contract anniversary. The maximum amount that may be withdrawn or transferred out of the Account each year is the greater of: (1) 331/3% of the amount invested in the Account as of the Contract anniversary or
(2) $10,000. The prospectuses for GIAC's Contracts describe each Contract's transfer and withdrawal provisions, if any.

            RESTRICTIONS ON CONTRACTOWNERS' INVESTMENT IN THE ACCOUNT

     Finding and buying suitable real estate-related investments is a time-consuming process that is affected by the market for real estate, the amount of money available in the Account to make such investments, and general economic conditions. In addition, the Account must meet strict diversification standards under the Code and limits its investments in securities to preclude registration or regulation under the 1940 Act. For these reasons, GIAC reserves the right to restrict or prevent Contractowners from making allocations to the Account through premium payments, loan repayments or incoming transfers.

                        FEDERAL INCOME TAX CONSIDERATIONS

     The prospectuses for GIAC's variable Contracts describe the tax-deferral benefits provided by such Contracts and the federal income tax treatment of distributions from such Contracts, including distributions that are attributable to Contract values that had been allocated to the Real Estate Account. The Account's continued compliance with the diversification standards for the investments made by insurance company separate accounts is essential to ensure the continued availability of any tax-deferral benefits. (See "General Investment and Operating Policies of the Account.") Contractowners should consult a qualified tax advisor for advice about their particular circumstances. Please note that it is impossible to predict whether future federal tax law changes will affect the income tax treatment of the Contracts or amounts allocated to the Account through such Contracts.

     The Account is not a separate taxpayer under the Code. Its investment income is includible in GIAC's gross income, but GIAC does not expect to incur federal income tax liability for such investment income because GIAC credits such income to its Contractowners. If GIAC does incur federal income taxes that are attributable to the Account's income, it may make a corresponding charge against the Account. (See "Charges Against the Account.")

                          DISTRIBUTION OF THE CONTRACTS

     GISC is the principal underwriter and distributor of the Contracts. The prospectuses for GIAC's variable Contracts describe how the Contracts are sold and the compensation paid for Contract sales.

                                STATE REGULATION

     GIAC is regulated by the Delaware Commissioner of Insurance and the insurance departments of all the other states and jurisdictions where it is licensed to do business. GIAC must file an annual statement in a form promulgated by the National Association of Insurance Commissioners. This annual statement is reviewed and analyzed by the office of the Delaware Commissioner of Insurance, which periodically examines GIAC's financial condition and operations.

                                     EXPERTS


     The financial statements of the Guardian Real Estate Account at December 31, 1995, 1994 and 1993, and for the years then ended, that appear in this Prospectus and registration statement have been audited by Price Waterhouse, LLP, independent accountants. The audits of these financial statements were conducted as set forth in Price Waterhouse's report thereon, which appears elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of such firm as an expert in accounting and auditing.


                                  LEGAL MATTERS


     Legal advice relating to certain matters under the federal securities laws has been provided by Richard T. Potter, Jr., Counsel of GIAC and Vice President and Equity Counsel of Guardian Life.


                                   LITIGATION

     No litigation is pending, and no litigation is known to be contemplated by governmental authorities, that would have a material effect upon the Account.

                             ADDITIONAL INFORMATION

     On the Account's behalf, GIAC has filed a registration statement under the Securities Act of 1933 with the SEC. This Prospectus does not include all the information set forth in the registration statement. The omitted information may be obtained at the SEC's principal office in Washington, D.C., upon payment of the prescribed fee.

     Further information may also be obtained from GIAC's Customer Service Office. Its address and telephone number appear on the first page of this Prospectus.

                              FINANCIAL STATEMENTS


     The following financial statements of the Account and accompanying notes to the financial statements are as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993.

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.


                      STATEMENTS OF ASSETS AND LIABILITIES

                                                                                          December 31,
                                                                                   ---------------------------
                                                                                      1995             1994
                                                                                   -----------     -----------
ASSETS:
  Investment Properties at fair value (Cost basis: $22,262,034 and
    $22,405,832, respectively) ................................................    $10,950,000     $12,350,000
  Long-term Investments at fair value (Cost basis: $2,467,984 and
    $2,473,870, respectively) .................................................      2,527,808       2,128,404
  Cash ........................................................................          1,139           1,402
  Short-term Investments ......................................................      1,119,000         905,000
  Receivables .................................................................         98,179          86,760
                                                                                   -----------     -----------
    TOTAL ASSETS ..............................................................     14,696,126      15,471,566
                                                                                   ===========     ===========
LIABILITIES:
  Accrued Management Advisory Fees ............................................         45,769          34,804
  Accrued Expenses ............................................................        115,205         111,489
  Unearned Rent ...............................................................             --         149,457
  Annuitant Mortality Fluctuation Fund ........................................         81,727          72,500
  Other Liabilities ...........................................................         41,988          37,368
                                                                                   -----------     -----------
    TOTAL LIABILITIES .........................................................        284,689         405,618
                                                                                   -----------     -----------
NET ASSETS REPRESENTING
  CONTRACTOWNERS' EQUITY:
  Value Guard II ..............................................................      4,021,471       4,623,454
  Guardian Investor ...........................................................      4,606,301       4,812,744
  ValuePlus ...................................................................        465,212         433,899
  The Guardian Insurance & Annuity Co., Inc. ..................................      5,318,453       5,195,851
                                                                                   -----------     -----------
    TOTAL NET ASSETS ..........................................................     14,411,437      15,065,948
                                                                                   -----------     -----------
    TOTAL LIABILITIES AND NET ASSETS ..........................................    $14,696,126     $15,471,566
                                                                                   ===========     ===========
Number of Units Outstanding:
Variable Annuity Contractowners
  Value Guard II ..............................................................        464,336         542,296
  Guardian Investor ...........................................................        588,474         624,615
ValuePlus Contractowners ......................................................         52,127          49,518
The Guardian Insurance & Annuity Co., Inc. ....................................        568,614         568,614

Unit Value:
Variable Annuity Contractowners
  Value Guard II ..............................................................        $8.6194         $8.5039
  Guardian Investor ...........................................................        $7.7791         $7.6880
ValuePlus Contractowners ......................................................        $8.9246         $8.7625
The Guardian Insurance &Annuity Company, Inc. .................................        $9.3534         $9.1377

                      See Notes to the Financial Statements

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                            STATEMENTS OF OPERATIONS
              For the Years Ended December 31, 1995, 1994 and 1993

                                                               1995             1994             1993
                                                           -----------      -----------      -----------
INVESTMENT INCOME:
  Rental .............................................     $ 2,115,716      $ 1,961,004      $ 2,490,806
  Interest ...........................................         215,641          200,592           50,071
                                                           -----------      -----------      -----------
      Total Income ...................................       2,331,357        2,161,596        2,540,877
                                                           -----------      -----------      -----------
EXPENSES:
  Real Estate Operating Expenses .....................         462,811          401,239          441,262
  Real Estate Taxes ..................................         266,119          265,622          268,860
  Management Advisory Fees ...........................         140,196          139,344          144,789
  Repairs and Maintenance ............................         213,737          222,849          193,859
  Administrative Expenses ............................         106,212          111,070          115,035
                                                           -----------      -----------      -----------
      Total Expenses .................................       1,189,075        1,140,124        1,163,805
                                                           -----------      -----------      -----------
Net Investment Income Before Realized Gains and Net
  Unrealized (Depreciation)/Appreciation .............       1,142,282        1,021,472        1,377,072
Net Unrealized (Depreciation)/Appreciation in Value of
  Investments ........................................        (850,911)      (1,259,381)      (3,478,447)
                                                           -----------      -----------      -----------
Net (Decrease)/Increase in Net Assets Resulting from
  Operations .........................................     $   291,371      $  (237,910)     $(2,101,375)
                                                           ===========      ===========      ===========
Net (Decrease)/Increase in Net Assets Per Unit:
  Value Guard II Contractowners ......................     $      0.12      $     (0.15)     $     (1.22)
                                                           ===========      ===========      ===========
  Guardian Investor Contractowners ...................     $      0.09      $     (0.16)     $     (1.17)
                                                           ===========      ===========      ===========
  ValuePlus Contractowners ...........................     $      0.16      $     (0.13)     $     (1.16)
                                                           ===========      ===========      ===========
  The Guardian Insurance & Annuity Co., Inc. .........     $      0.22      $     (0.08)     $     (1.58)
                                                           ===========      ===========      ===========
Weighted Average Number of Units Outstanding:
  Value Guard II Contractowners ......................         503,389          608,410          735,018
                                                           ===========      ===========      ===========
  Guardian Investor Contractowners ...................         604,926          627,737          559,546
                                                           ===========      ===========      ===========
  ValuePlus Contractowners ...........................          50,606           68,922           67,526
                                                           ===========      ===========      ===========
  The Guardian Insurance & Annuity Co., Inc. .........         568,614          498,989          297,141
                                                           ===========      ===========      ===========

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                       STATEMENTS OF CHANGES IN NET ASSETS
              For the Years Ended December 31, 1995, 1994 and 1993

                                                          Contractowners                        The Guardian Insurance
                              ----------------------------------------------------------------              &
                                  Value Guard II        Guardian Investor        ValuePlus       Annuity Company, Inc.
                              ---------------------   --------------------  ------------------   --------------------
                                Units      Amount      Units      Amount     Units     Amount     Units      Amount        Total
                              --------   ----------   -------   ----------  -------   --------   -------   ----------   -----------
Balance--January 1, 1993 ....  808,972   $8,013,756   500,560   $4,498,217   40,416   $408,557   283,185   $2,955,507   $15,876,037

Equity contributed/
  (withdrawn) during 1993 ... (136,902)  (1,296,702)  100,358      872,515   42,729    408,675   181,774    1,800,000     1,784,488
Net (Decrease)/Increase
  in Net Assets .............       --     (895,504)       --     (656,878)      --    (78,712)       --     (470,281)   (2,101,375)
                              --------   ----------   -------   ----------  -------   --------   -------   ----------   -----------
Balance--December 31, 1993 ..  672,070    5,821,550   600,918    4,713,854   83,145    738,520   464,959    4,285,226    15,559,150

Equity contributed/
  (withdrawn) during 1994 ... (129,774)  (1,108,091)   23,697      198,176  (33,627)  (295,377)  103,655      950,000      (255,292)
Net (Decrease)/Increase
  in Net Assets .............       --      (90,005)       --      (99,286)      --     (9,244)       --      (39,375)     (237,910)
                              --------   ----------   -------   ----------  -------   --------   -------   ----------   -----------
Balance--December 31, 1994 ..  542,296    4,623,454   624,615    4,812,744   49,518    433,899   568,614    5,195,851    15,065,948

Equity contributed/
  (withdrawn) during 1995 ...  (77,960)    (695,241)  (36,141)    (275,581)   2,609     24,940        --           --      (945,882)
Net (Decrease)/Increase
  in Net Assets .............       --       93,258        --       69,138       --      6,373        --      122,602       291,371
                              --------   ----------   -------   ----------  -------   --------   -------   ----------   -----------
Balance--December 31, 1995 ..  464,336   $4,021,471   588,474   $4,606,301   52,127   $465,212   568,614   $5,318,453   $14,411,437
                              ========   ==========   =======   ==========  =======   ========   =======   ==========   ===========

                      See Notes to the Financial Statements

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                            STATEMENTS OF CASH FLOWS
              For the Years Ended December 31, 1995, 1994 and 1993

                                                                      1995             1994            1993
                                                                  -----------      -----------      -----------
OPERATING ACTIVITIES:
  Net Investment Income .....................................     $ 1,142,282      $ 1,021,472      $ 1,377,072
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Change in Other Receivables .............................         (11,419)         (45,247)         (14,626)
    Change in Unearned Rent .................................        (149,457)         (89,472)         238,929
    Change in Accrued Management Advisory Fees ..............          10,965             (802)          19,718
    Change in Accrued Expenses ..............................           3,716           36,312            2,644
    Change in Annuitant Mortality Fluctuation Fund ..........           9,227            6,702           10,536
    Amortization of Premium .................................           5,886            5,887               --
    Change in Other Liabilities .............................           4,620           (9,139)          24,432
                                                                  -----------      -----------      -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES .................       1,015,820          925,713        1,658,705
                                                                  -----------      -----------      -----------

INVESTING ACTIVITIES:
  (Purchase)/Sale of Long-Term Investments ..................              --               --       (2,479,757)
  (Purchase)/Sale of Short-Term Investments .................        (214,000)         295,000         (240,000)
  Capital Improvements, Net of Dispositions .................         143,799         (969,789)        (722,574)
                                                                  -----------      -----------      -----------
  NET CASH PROVIDED BY/(USED IN)
    INVESTING ACTIVITIES ....................................         (70,201)        (674,789)      (3,442,331)
                                                                  -----------      -----------      -----------
FINANCING ACTIVITIES:
    Contractowners' (Withdrawals)/Contributions .............        (945,882)      (1,205,292)         (15,512)
    The Guardian Insurance & Annuity Co., Inc. (Withdrawals)/
      Contributions .........................................              --          950,000        1,800,000
                                                                  -----------      -----------      -----------
  NET CASH PROVIDED BY/(USED IN)
    FINANCING ACTIVITIES ....................................        (945,882)        (255,292)       1,784,488
                                                                  -----------      -----------      -----------
        INCREASE/(DECREASE) IN CASH .........................            (263)          (4,368)             862
        CASH AT BEGINNING OF YEAR ...........................           1,402            5,770            4,908
                                                                  -----------      -----------      -----------
        CASH AT END OF YEAR .................................     $     1,139      $     1,402      $     5,770
                                                                  ===========      ===========      ===========


                      See Notes to the Financial Statements

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1995

Note 1 - Organization

     The Guardian Real Estate Account (the "Account") of The Guardian Insurance & Annuity Company, Inc. (GIAC) was established in 1987 under Delaware Insurance Law as an insurance company separate account. Participating interests in the Account are registered under the Securities Act of 1933 and are offered by GIAC as an investment option under certain variable life insurance policies and variable deferred annuity contracts (the "Contracts"). GIAC is a wholly owned subsidiary of The Guardian Life Insurance Company of America ("The Guardian").

     The obligations to Contractowners and beneficiaries arising under the Contracts are general corporate obligations of GIAC. GIAC is the legal owner of the assets in the Account. GIAC will at all times, however, maintain assets in the Account with a total market value at least equal to the amounts credited under each Contract which participates in the Account. These assets may not be charged with liabilities which arise from any other business conducted by GIAC.

     The Board of Directors of GIAC has authorized a total investment of up to $25 million to enable the Account to acquire a portfolio of real estate-related investments to meet its investment objectives and policies. Pursuant to this authority, GIAC has contributed capital to the Account from time to time since its inception to provide funds for acquisitions and to preserve liquidity. GIAC has also withdrawn contributed funds when it has appeared that such withdrawals would not adversely affect the interests of Contractowners and all legal requirements have been met. GIAC's most recent contributions to the Account were made on December 27, 1993, July 27,1994 and October 28, 1994, when $1,800,000,
$400,000 and $550,000 respectively were invested. At December 31, 1995, GIAC maintained 37% ownership of the Account.

     The Account is authorized to invest in income-producing real property, participating mortgage loans, conventional mortgage loans, real property purchase-leaseback transactions and in short-term or intermediate-term debt instruments for liquidity purposes.

     The Account has three properties. Two of the three properties are office buildings located in Glastonbury, Connecticut which were acquired for $7,921,854 and $7,644,386, respectively. The third property is an office distribution facility located in Kennesaw, Georgia which was acquired on October 1, 1991 for $5,134,068, including acquisition fees.

Note 2 - Summary of Significant Accounting Policies

Real Estate Investment Properties

     Investments in real estate are stated at estimated fair value; accordingly, the Account does not record depreciation. Real estate assets owned by the Account are initially valued at their respective purchase prices. Thereafter, the values will ordinarily be based upon appraisal reports on the real estate-related assets prepared by independent real estate appraisers. Independent appraisals are typically performed on at least an annual basis. The Account reserves the right, however, to prepare the annual appraisals internally. The property valuations are also reviewed internally at least every three months and adjusted if it is determined that there has been a change in the value of one or more of the properties since the last valuation.

     The purpose of an appraisal is to estimate the fair value of a property as of a specific date. Fair value is defined as the most probable price for which the appraised property will sell in a competitive market under all conditions requisite to fair sale, with the buyer and seller each acting prudently, knowledgeably, and for self interest, and assuming that neither is under undue duress. This estimation of fair value through the appraisal process inherently requires the exercise of subjective judgements. Capital improvements are recognized only to the extent that the valuation process acknowledges a corresponding increase in fair value. The value of the Account's real estate holdings was negatively affected by a $1.5 million write-down in the value of Somerset Square properties at the end of 1995.

Short-term Investments

     The short-term investments held by the Account will consist of the types and quality of investments authorized for purchase by the Account. These instruments include: U.S. Government securities; securities issued or fully guaranteed by U.S. Government agencies; repurchase agreements; certificates of deposit; banker's acceptances; and commercial paper. Short-term investments are valued at amortized cost which approximates market.

     At December 31, 1995, the Account's short-term investments consisted of a repurchase agreement with State Street Bank and Trust Co. which matures on January 2, 1996. The collateral under the repurchase agreement consists of a U.S. Treasury Note, held in safekeeping in the name of the Account at State Street Bank and Trust Co., the Account's custodian (Note 9). Repurchase agreements held by the Account are fully collateralized (including the interest earned thereon) and marked to market daily during the entire term of such agreements. If the value of the underlying collateral falls below the value of the repurchase price plus accrued interest, the Account will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults,the Account maintains the right to sell the collateral and may claim any resulting loss against the seller.

Long-term Investments

     Long-term investments are carried at market value. Securities listed on national securities exchanges are valued based upon closing prices on these exchanges. Securities traded in the over-the-counter market and listed securities for which there have been no trades for the day are valued at the mean of the bid and asked prices.

     Net realized gain or loss on sales of investments is determined on the basis of identified cost. Interest income, including amortization of premium and discount, is recorded when earned.

Revenue Recognition

     Income from properties and other investments, as well as expenses, are recorded on the accrual basis.

Federal Income Taxes

     The operations of the Account are part of the operations of GIAC and, as such, are included in the combined tax return of GIAC. GIAC is taxed as a life insurance company under the Internal Revenue Code of 1986, as amended.

     Under tax law, no federal income taxes are payable by GIAC with respect to the operations of the Account. However, GIAC reserves the right to charge taxes attributable to the Account in the future.

Note 3 - Investment Advisory Agreements And Related Parties Transactions

     The investment managers of the Account are O'Connor Realty Advisors Incorporated ("O'Connor Realty") and Guardian Investor Services Corporation ("GISC"). O'Connor Realty, a wholly owned subsidiary of J.W. O'Connor & Co., Inc., provides various management services with respect to the real estate-related investments of the Account. GISC, a wholly owned subsidiary of GIAC, provides services with respect to the assets maintained in cash and short-term and intermediate-term marketable debt instruments.

     The Account is charged a daily fee to compensate O'Connor Realty for its investment management services. This fee amounts to 1.0% per year of the average daily assets of the Account managed by O'Connor Realty. The Account is also charged a daily fee to compensate GISC for its investment management services. This fee amounts to 0.50% per year of the average daily net assets of the Account managed by GISC.

     GIAC has been assuming certain operating expenses of the Account since the Account's inception. The amount of this subsidy has declined from 100% of such expenses to the present level of 25%. GIAC has agreed to continue its 25% assumption of certain operating expenses of the Account during 1995. For the year ended December 31, 1995, GIAC assumed expenses of $25,573 related to the Account. Total expenses assumed by GIAC were $32,362 and $31,440 for the years ended December 31, 1994 and 1993, respectively.

     For the year ended December 31, 1995, investment management fees earned by GISC totalled $16,702 and investment management fees earned by O'Connor Realty totalled $123,495. For the year ended December 31, 1994, investment management fees earned by GISC totalled $16,446 and investment management fees earned by O'Connor Realty totalled $122,898. For the year ended December 31, 1993, investment management fees earned by GISC totalled $7,817 and investment management fees earned by O'Connor Realty totalled $136,472. No portion of the expenses directly related to the operations of the real estate-related investments or O'Connor Realty's investment management fee are subsidized.

Note 4 - Real Estate-Related Expenses

     In addition to investment management fees and expenses, certain other expenses and charges attributable to the real estate-related operations of the Account are also charged against the Account. All costs of acquisition, administration and disposition of the real estate-related investments are charged to the Account. These costs include brokerage fees, appraisal fees, attorneys' fees, architects' fees, engineers' fees and accountants' fees incurred in connection with the investment process. In addition, the Account will incur recurring costs such as mortgage servicing fees, annual audit charges, appraisal fees, accounting and legal fees and various administrative expenses. Other expenses, such as insurance costs, taxes and property management fees, will ordinarily be deducted from rental income, thereby reducing the gross income of the Account.

Note 5 - Leases

     The buildings in the Account are leased to corporate tenants under various lease arrangements. The leases expire at various times through 2000 in the Glastonbury, Connecticut buildings. Leases renewed during 1993 and 1994 provide for rental payments which are generally lower than previous rental rates, reflecting market declines. The lease for the Kennesaw, Georgia facility expires in the third quarter of 2001. Aggregate minimum rentals for the three buildings are as follows:

         Fiscal Year Ending
            December 31,
            ------------
               1996                                     2,113,057
               1997                                     2,189,861
               1998                                     1,817,825
               1999                                     1,362,710
               2000                                       699,897
               2001                                       470,250
                                                       ----------
               Total                                   $8,653,600
                                                       ==========

     Certain leases provide for additional rents based upon operating costs in excess of given base amounts. For the year ended December 31, 1995, rental income included approximately $79,089 of such additional rental income. For the years ended December 31, 1994 and 1993, rental income included approximately $86,757 and $243,000, respectively, of such additional rental income.

Note 6 - Annuitant Mortality Fluctuation Fund

     The Annuitant Mortality Fluctuation Fund is a special fund established in response to various regulatory requirements and provides for any possible adverse experience inherent in the transaction of annuity business.

Note 7 - Other Charges

     Included in the Account's total expenses are mortality and expense risk charges which are calculated on a daily basis and applied to the Contracts and thus to each Contractowner's interest by GIAC.

NOTE 8


                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                                   REAL ESTATE

                                December 31, 1995

                                                                        Costs
                                                                     capitalized
                                                                     subsequent
                                                                          to                          Gross cost
                       Initial cost to Account                       acquisitions                 at close of period
                       -----------------------                       ------------                 ------------------
                                                      Buildings      Improvements                      Buildings
                                                         and         and Carrying                         and
Description             Encumbrances     Land        Improvements        Costs            Land        Improvements         Total
------------------------------------------------------------------------------------------------------------------------------------
45 Somerset Square
  Office Building--
  Glastonbury, CT .......    $0       $  871,668      $ 7,050,186      $  994,982      $  871,668      $ 8,045,168      $ 8,916,836
115 Somerset Square
  Office Building--
  Glastonbury, CT .......     0          843,441        6,800,945         566,744         843,441        7,367,689        8,211,130
955 Cobb Place Blvd
  Office Building
  Warehouse Facility--
  Kennesaw, GA ..........     0          751,187        4,382,881               0         751,187        4,382,881       5,134,0680
------------------------------------------------------------------------------------------------------------------------------------
    Total ...............    $0       $2,466,296      $18,234,012      $1,561,726      $2,466,296      $19,795,738      $22,262,034
====================================================================================================================================

                                    Date of              Date          Fair
Description                      Construction          Acquired        Value
--------------------------------------------------------------------------------
45 Somerset Square          Construction completed
  Office Building--         in late 1988 and early
  Glastonbury, CT .......           1989                6/12/89      $2,800,000
115 Somerset Square         Construction completed
  Office Building--         in late 1988 and early
  Glastonbury, CT .......           1989                6/12/89       2,950,000
955 Cobb Place Blvd
  Office Building
  Warehouse Facility--      Construction completed
  Kennesaw, GA ..........        in late 1991          10/01/91        5,200,00
--------------------------------------------------------------------------------
    Total ...............                                           $10,950,000
================================================================================



                                                         December 31,      December 31,      December 31,
                                                             1995              1994              1993
                                                      ----------------------------------------------------
A) Reconciliation of investment property owned:
   Real Estate at beginning of year .................    22,405,832        $21,436,043       $20,713,469
   Net Acquisitions (dispositions) ..................            --                 --                --
   Capital Improvements and Carrying Costs ..........      (143,798)           969,789           722,574
                                                      ----------------------------------------------------
   Balance at the end of the year ...................    22,262,034        $22,405,832       $21,436,043
                                                      ====================================================

B) Total tax basis for properties based on historical
     cost:
   45 Somerset Square Office Building --
     Glastonbury, CT .......................................  $7,552,189
   115 Somerset Square Office Building --
     Glastonbury, CT .......................................   6,889,584
   955 Cobb Place Blvd. Office Building
     Warehouse Facility --
     Kennesaw, GA ..........................................   4,673,248

NOTE 9


                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                              MARKETABLE SECURITIES
                      For the Year Ended December 31, 1995

                                                                                   Market Value    Amount Carried
               Description                         Par Value          Cost           12/31/95     on Balance Sheet
               -----------                        ----------       ----------       ----------    ----------------
Marketable Securities:
  Repurchase Agreement
    State Street Bank and Trust Company
      repurchase agreement at 5.60%
      due 1/2/96, maturity value $1,119,696
      (collateralized by $1,050,000 U.S.
      Treasury Notes plus accrued interest,
      7.125% due 2/29/00, market value at
      12/29/95 was $1,141,765) ............       $1,119,000       $1,119,000       $1,119,000       $1,119,000
                                                  ----------       ----------       ----------       ----------
  Fixed Maturities:
    Indianapolis Power & Light Company
      7.375% due 8/1/07 ...................        1,000,000        1,066,548        1,090,400        1,090,400
    GTE Southwest Inc.
      6.54% due 12/1/05 ...................        1,400,000        1,401,436        1,437,408        1,437,408
                                                  ----------       ----------       ----------       ----------
                                                   2,400,000        2,467,984        2,527,808        2,527,808
                                                  ----------       ----------       ----------       ----------
Total Marketable Securities ...............       $3,519,000       $3,586,984       $3,646,808       $3,646,808
                                                  ==========       ==========       ==========       ==========

                      See Notes to the Financial Statements

                        THE GUARDIAN REAL ESTATE ACCOUNT
                                       OF
                 THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
of The Guardian Insurance & Annuity Company, Inc.

     In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and changes in net assets and of cash flows present fairly, in all material respects, the financial position of The Guardian Real Estate Account of The Guardian Insurance & Annuity Company, Inc. at December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As explained in Note 2, the financial statements include real estate investments the values of which have been determined by The Guardian Insurance & Annuity Company, Inc. in accordance with procedures described in the Note, which included receipt of independent appraisers' reports. We have tested the procedures used by The Guardian Insurance & Annuity Company, Inc. in arriving at its determination of fair value and have tested underlying documentation. In the circumstances, we believe the procedures are reasonable and the documentation appropriate. Because of the subjectivity inherent in any determination of fair value of real estate, and because the real estate investments are held for long-term operation and appreciation and thus are not presently for sale, amounts ultimately realized from the real estate investments may vary significantly from the fair values presented.





PRICE WATERHOUSE LLP
New York, New York
February 16, 1996

                                                                      APPENDIX A

                          MANAGEMENT OF O'CONNOR REALTY

        Name                             Position
        ----                             --------
Jeremiah W. O'Connor, Jr.          Chairman of the Board
Benjamin G. Gifford                President
Douglas R. Gardiner                Director of Portfolio Management
Scott M. MacDonald                 Senior Vice President
Glenn J. Rufrano                   Director


     JEREMIAH W. O'CONNOR, JR. -- Chairman of the Board. Founder of J.W. O'Connor & Co., Inc., O'Connor Realty's corporate parent. Mr. O'Connor was a founder of Corporate Property Investors, a real estate investment trust, and served as a Trustee, Executive Vice President and member of the Investment Committee of Corporate Property Investors from 1971 to 1983.

     BENJAMIN G. GIFFORD -- President. Mr. Gifford, who joined J.W. O'Connor & Co., Inc. in 1983, has primary responsibility for the creation of balanced commercial real estate portfolios composed of properties owned in fee simple as well as structured debt and equity joint ventures for O'Connor Realty.

     GLENN J. RUFRANO -- Director. Mr. Rufrano joined J.W. O'Connor & Co., Inc. in 1983. Presently, he is its President and Chief Operating Officer.

     DOUGLAS R. GARDINER -- Senior Vice President and Director of Portfolio Management. Mr. Gardiner is responsible for portfolio management of office, industrial and retail properties. He has been involved in real estate transactions and property management for 20 years.

     SCOTT M. MACDONALD -- Senior Vice President and Portfolio Manager. Mr. MacDonald manages office, industrial and retail properties. Prior to joining O'Connor Realty, Mr. MacDonald was Vice President of Development and Partner of Sammis Company, where he worked closely with Copley Real Estate Advisors and other prominent developers.

                                                                      APPENDIX B

                           MANAGEMENT OF GIAC AND GISC

     The directors and executive officers of GIAC and GISC are named below. Information about their principal occupations during the last five years appears on the pages which follow.

                                           Position with                          Position with
        Name                                   GIAC                                  GISC
        ----                               -------------                          -------------

Joseph D. Sargent* .................   Director, President                      Director
                                       and Chief Executive Officer
Arthur V. Ferrara** ................   Director                                 Director
Leo R. Futia .......................   Director                                 Director
William C. Warren* .................   Director                                 Director
Philip H. Dutter ...................   Director                                 Director
Edward K. Kane** ...................   Director, Senior Vice President          Director, Senior Vice President
                                       and General Counsel                      and General Counsel
John M. Smith* .....................   Director and Executive Vice              Director and President
                                       President
Peter L. Hutchings .................   Director                                 Director
Frank J. Jones* ....................   Director, Executive Vice President       Director
                                       and Chief Investment Officer
Charles E. Albers ..................   Vice President, Equity Securities        Executive Vice President
John M. Fagan ......................   Vice President                           Vice President
Charles G. Fisher ..................   Vice President and Actuary               --
William C. Frentz ..................   Vice President, Real Estate              --
Nikolaos D. Monoyios ...............   --                                       Vice President
Frank L. Pepe ......................   Vice President and Controller            Vice President and Controller
John M. Emanuele ...................   Treasurer                                Treasurer
Joseph A.Caruso ....................   Secretary                                Secretary
Thomas R. Hickey, Jr. ..............   Vice President, Operations               Vice President, Operations
Richard T. Potter, Jr. .............   Vice President and Counsel               Vice President and Counsel
Michele S. Babakian ................   Vice President                           Vice President
Donald P. Sullivan, Jr. ............   Vice President                           Vice President
Ryan W. Johnson ....................   Vice President, Equity Sales             Vice President and National Sales
                                                                                Director
Gary B. Lenderink ..................   Vice President, Group Pensions            --


----------
 *   Member of Investment Committee of GIAC Board of Directors.
**   Alternate member of Investment Committee of GIAC Board of Directors.

     JOSEPH D. SARGENT -- President and Chief Executive Officer of The Guardian Life Insurance Company of America since January 1996; President from January 1993 to December 1995; Executive Vice President prior thereto.

     ARTHUR V. FERRARA -- Retired Chairman of the Board and Chief Executive Officer of The Guardian Life Insurance Company of America; Director since January 1981.



     LEO R. FUTIA -- Retired Chairman of the Board and Chief Executive Officer of The Guardian Life Insurance Company of America; Director since May 1970.


     WILLIAM C. WARREN -- Retired. Dean Emeritus, Columbia Law School. Former Chairman of the Board, Sandoz, Inc. Director of The Guardian Life Insurance Company of America since January 1957.

     PHILIP H. DUTTER -- Self-employed as a management consultant since retirement from McKinsey & Co. in June 1986. Director of The Guardian Life Insurance Company of America since March 1988.

     EDWARD K. KANE -- Senior Vice President and General Counsel of The Guardian Life Insurance Company of America since January 1983; Director since November 1988.

     JOHN M. SMITH -- Executive Vice President of The Guardian Life Insurance Company of America since January 1995. Senior Vice President, Equity Products prior thereto.


     PETER L. HUTCHINGS -- Executive Vice President and Chief Financial Officer of The Guardian Life Insurance Company of America since May 1987.

     FRANK J. JONES -- Executive Vice President and Chief Investment Officer of The Guardian Life Insurance Company of America since January 1994, Senior Vice President and Chief Investment Officer from August 1991 to December 1993. First Vice President and Director of Global Fixed Income Research and Economics, Merrill Lynch & Co. prior thereto.


     CHARLES E. ALBERS -- Senior Vice President, Equity Securities of The Guardian Life Insurance Company of America since January 1991.


     JOHN M. FAGAN -- Vice President, Life Policy Operations of The Guardian Life Insurance Company of America since March 1992; Vice President, Equity Administration prior thereto.

     CHARLES G. FISHER -- Second Vice President and Actuary of The Guardian Life Insurance Company of America since December 1986.

     WILLIAM C. FRENTZ -- Vice President, Real Estate of The Guardian Life Insurance Company of America since January 1985.


      GARY B. LENDERINK -- Vice President, Group Pensions of The Guardian Life Insurance Company of America since January 1995; Second Vice President prior thereto.


     NIKOLAOS D. MONOYIOS -- Vice President, Equity Securities of The Guardian Life Insurance Company of America since March 1991.


     FRANK L. PEPE -- Vice President, Equity Products of The Guardian Life Insurance Company of America since January 1996; Second Vice President, Equity Products prior thereto.


     JOHN M. EMANUELE -- Treasurer of The Guardian Life Insurance Company of America since January 1984.

     JOSEPH A. CARUSO -- Vice President & Corporate Secretary of The Guardian Life Insurance Company of America since March 1996; Second Vice President and Corporate Secretary from January 1995 to February 1996; Corporate Secretary from October 1992 to December 1994; Assistant Secretary prior thereto.



     THOMAS R. HICKEY, JR. -- Vice President, Equity Operations of The Guardian Life Insurance Company of America since March 1992; Second Vice President and Equity Counsel prior thereto.


     RICHARD T. POTTER, JR. -- Vice President and Equity Counsel of The Guardian Life Insurance Company of America since January 1996; Second Vice President and Equity Counsel from January 1993 to December 1995; Counsel from January 1992 to December 1992. Vice President - Counsel, Home Life Insurance Company prior thereto.


     MICHELE S. BABAKIAN -- Vice President, Fixed Income Securities of The Guardian Life Insurance Company of America since January 1995; Second Vice President, Fixed Income Securities prior thereto.


     DONALD P. SULLIVAN, JR. -- Second Vice President, Equity Administration of The Guardian Life Insurance Company of America since January 1995; Assistant Vice President prior thereto.


     RYAN W. JOHNSON -- Second Vice President, Equity Sales of The Guardian Life Insurance Company of America from November 1994 to present; Regional Vice President of Guardian Investor Services Corporation prior thereto.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Indemnification of Directors and Officers.

     Under Article VIII of GIAC's By-Laws, as supplemented by Section 3.2 of GIAC's Certificate of Incorporation, any past or present director or officer of GIAC (including persons who serve at GIAC's request or for its benefit as directors or officers of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise [hereinafter referred to as a "Covered Person"]) is indemnified to the fullest extent permitted by law against liability and all expenses reasonably incurred by such Covered Person in connection with any action, suit or proceeding to which such Covered Person may be a party or otherwise involved by reason of being or having been a Covered Person. However, this provision does not protect a Covered Person against any liability to either GIAC or its stockholders to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of a Covered Person's office. This provision does protect a director of GIAC against any liability to GIAC or its stockholders for monetary damages for breach of fiduciary duty as a director of GIAC, except for liability (i) for any breach of the director's duty of loyalty to GIAC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 15. Recent Sales of Unregistered Securities.

     Not applicable.

Item 16. Exhibits and Financial Statements.

     (a) Exhibits:

          (1)  Underwriting Agreement*.

          (2)  None.

          (3) (a) Certificate of Incorporation of The Guardian Insurance & Annuity Company, Inc.*

               (b)  By-laws of The Guardian Insurance & Annuity Company, Inc.*

               (c) Certified copy of resolution of the Board of Directors of The Guardian Insurance & Annuity Company, Inc. establishing The Guardian Real Estate Account.*

          (4) (a) Specimen of Single Premium Variable Life Insurance Policy including Rider pertaining to The Guardian Real Estate Account.**

               (b)  Specimen  of  Variable  Annuity  Contract   including  Rider
                    pertaining to The Guardian Real Estate Account.**

               (c) Specimen of Variable Annuity Contract which provides for allocations to The Guardian Real Estate Account.***

               (d) Specimen of Group Unallocated Deferred Variable Annuity Contract which provides for allocations to The Guardian Real Estate Account+.

          (5)  Opinion Re Legality.**

----------
  * Incorporated by reference to the Registration Statement on Form S-1 for the Registrant as filed on June 15, 1988 (Reg. No. 33-22548).

 **  Incorporated  by  reference  to  Pre-Effective   Amendment  No.  1  to  the
     Registration Statement on Form S-1 for the Registrant as filed on October 3, 1988 (Reg. No. 33-22548).

*** Incorporated by reference to the Registration Statement on Form S-1 for the Registrant as filed on March 7, 1990 (Reg. No. 33-33686).

  + Incorporated by reference to the Registration Statement on Form S-1 for the Registrant as filed on March 6, 1991 (Reg. No. 33-33686).

          (6)  None.

          (7)  None.

          (8)  None.

          (9)  None.

          (10) (a) Form of Investment Management Agreement between The Guardian Insurance & Annuity Company, Inc. and O'Connor Realty Advisors Incorporated with respect to The Guardian Real Estate Account.*

               (b) Form of Investment Management Agreement between The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services Corporation with respect to The Guardian Real Estate Account.*

          (11) None.

          (12) None.

          (13) Not Applicable.

          (14) None.

          (15) None.

          (16) None.

          (17) Not Applicable.

          (18) Not Applicable.

          (19) Not Applicable.

          (20) Not Applicable.

          (21) Not Applicable.

          (22) None.

          (23) Not Applicable.


          (24) (a)  Consent of Price Waterhouse LLP.


               (b)  Consent of Richard T. Potter, Jr.

          (25) (a) Certified copy of resolution of the Board of Directors of The Guardian Insurance & Annuity Company, Inc. authorizing the use of powers of attorney in connection with the signing of registration statements and amendments thereto.+

               (b) Powers of Attorney executed by directors and officers of The Guardian Insurance & Annuity Company, Inc.+ (26) None. (27)


          (26) None.

          (27) Financial Data Schedule.

          (28) None.

          (29) None.


      (b) Financial Statements:
          Statements of Assets and Liabilities
          Statements of Operations
          Statements of Changes in Net Assets
          Statements of Cash Flows
          Notes to Financial Statements
          Report of Independent Accountants

----------
* Incorporated by reference to the Registration Statement on Form S-1 for the Registrant as filed on June 15, 1988 (Reg. No. 33-22548).

+ Incorporated by reference to the Registration Statement on Form S-1 for the Registrant as filed on March 6, 1991 (Reg. No. 33-33686).

Item 17. Undertakings.

     (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

     (b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The   undersigned   Registrant   hereby   undertakes  to  remove  from
registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following directors and officers of The Guardian Insurance & Annuity Company, Inc. in the capacities and on the dates indicated.



        S/ JOSEPH D. SARGENT*               PRESIDENT, CHIEF EXECUTIVE OFFICER
------------------------------------          AND DIRECTOR
         JOSEPH D. SARGENT
    (PRINCIPLE EXECUTIVE OFFICER)



         S/ FRANK J. JONES                  EXECUTIVE VICE PRESIDENT,
------------------------------------          CHIEF INVESTMENT OFFICER AND
          FRANK J. JONES                      DIRECTOR


         S/ FRANK L. PEPE*                  VICE PRESIDENT AND CONTROLLER
------------------------------------
           FRANK L. PEPE*
   (PRINCIPAL ACCOUNTING OFFICER)


         S/ JOHN M. SMITH*                  EXECUTIVE VICE PRESIDENT
------------------------------------          AND DIRECTOR
            JOHN M. SMITH


         S/ EDWARD K. KANE*                 SENIOR VICE PRESIDENT,
------------------------------------          GENERAL COUNSEL AND DIRECTOR
           EDWARD K. KANE



       S/ ARTHUR V. FERRARA*                DIRECTOR
------------------------------------
         ARTHUR V. FERRARA



                                            DIRECTOR
------------------------------------
         PETER L. HUTCHINGS


          S/ LEO R. FUTIA*                  DIRECTOR
------------------------------------
            LEO R. FUTIA


       S/ WILLIAM C. WARREN*                DIRECTOR
------------------------------------
         WILLIAM C. WARREN



        S/ PHILIP H. DUTTER*                DIRECTOR
------------------------------------
          PHILIP H. DUTTER


* BY: S/ THOMAS R. HICKEY, JR.                               DATE: MARCH 8, 1996
------------------------------------
       THOMAS R. HICKEY, JR.,
    VICE PRESIDENT, OPERATIONS
  PURSUANT TO A POWER OF ATTORNEY

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant, The Guardian Real Estate Account of The Guardian Insurance & Annuity Company, Inc., has duly caused this Post-Effective Amendment to the Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 8th day of March, 1996.


                                THE GUARDIAN REAL ESTATE ACCOUNT OF
                                  THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.
                                                 (Registrant)

                                THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

                                BY:      S/ THOMAS R. HICKEY, JR.
                                     -------------------------------
                                         S/ THOMAS R. HICKEY, JR.
                                        VICE PRESIDENT, OPERATIONS

                        THE GUARDIAN REAL ESTATE ACCOUNT

                                  EXHIBIT INDEX

Number                 Description                                       Page
------                 -----------                                       ----

24(a)         Consent of Price Waterhouse LLP.
24(b)         Consent of Richard T. Potter, Jr., Esq.
27            Financial Date Schedule.